UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

KELLOGG COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

Dear Shareowner:

It is my pleasure to invite you to attend the 2015 Annual Meeting of Shareowners of Kellogg Company. The meeting will be held at 1:00 p.m. Eastern Time on April 24, 2015 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

The following pages contain the formal Notice of the Annual Meeting and the Proxy Statement. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as Directors.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareowners on the Internet. We believe these rules allow us to provide our Shareowners with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

Attendance at the Annual Meeting will be limited to Shareowners only. If you are a holder of record of Kellogg common stock and you plan to attend the meeting, please save your notice of electronic availability or proxy card, as the case may be, and bring it to the meeting to use as your admission ticket. If you plan to attend the meeting but your shares are not registered in your own name, you can request an admission ticket by visiting www.proxy.com and following the instructions provided. You will need the 16-digit control number included on your proxy card, voter instruction form, or notice. You can also request an admission ticket by writing to the following address: Kellogg Company Shareowner Services, One Kellogg Square, Battle Creek, MI 49017-3534. Evidence of your stock ownership, which you may obtain from your bank, stockbroker, etc., must accompany your letter. Shareowners without tickets will only be admitted to the meeting upon verification of stock ownership.

If any Shareowner needs special assistance at the meeting, please contact Shareowner Services at the address listed above.

Your vote is important. Whether or not you plan to attend the meeting, I urge you to vote your shares as soon as possible. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy or voting instruction card by mail, you may sign, date and mail the card in the envelope provided.

Sincerely,

John Bryant

Chairman and Chief Executive Officer

March 5, 2015

KELLOGG COMPANY

One Kellogg Square

Battle Creek, Michigan 49017-3534

NOTICE OF THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD APRIL 24, 2015

TO OUR SHAREOWNERS:

The 2015 Annual Meeting of Shareowners of Kellogg Company, a Delaware corporation, will be held at 1:00 p.m. Eastern Time on April 24, 2015 at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan, for the following purposes:

1.	To elect five Directors for a three-year term to expire at the 2018 Annual Meeting of Shareowners;

2.	To vote on an advisory resolution to approve executive compensation;

3.	To ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP for our 2015 fiscal year;

4.	To consider and act upon a Shareowner proposal to adopt simple majority vote, if properly presented at the meeting; and

5.	To take action upon any other matters that may properly come before the meeting, or any adjournments thereof.

Only Shareowners of record at the close of business on February 26, 2015 will receive notice of and be entitled to vote at the meeting or any adjournments. We look forward to seeing you there.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President,

General Counsel, Corporate Development and Secretary

March 5, 2015

i

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PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREOWNERS

TO BE HELD ON FRIDAY, APRIL 24, 2015

ABOUT THE MEETING

Information About this Proxy Statement.

Why You Received this Proxy Statement.    You have received these proxy materials because our Board of Directors, which we refer to as the Board, is soliciting your proxy to vote your shares at the 2015 Annual Meeting of Shareowners of Kellogg to be held at 1:00 p.m. Eastern Time at the W. K. Kellogg Auditorium, 50 West Van Buren Street, in Battle Creek, Michigan, on Friday, April 24, 2015, or any adjournments thereof. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On March 6, 2015, we began to mail to our Shareowners of record as of the close of business on February 26, 2015, either a notice containing instructions on how to access this proxy statement and our annual report online or a printed copy of these proxy materials. If you own our common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at P.O. Box 64854, St. Paul, MN 55164-0854; phone number: (877) 910-5385.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, we are making this proxy statement and our annual report available to our Shareowners electronically via the Internet. The notice of electronic availability contains instructions on how to access this proxy statement and our annual report and vote online. If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet or by telephone. If you received a notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the notice.

Summary Processing.    The Securities and Exchange Commission’s rules permit us to print an individual’s multiple accounts on a single notice or set of annual meeting materials. This printing method is referred to as “summary processing” and may result in cost savings. To take advantage of this opportunity, we have summarized on one notice or set of annual meeting materials all of the accounts registered with the same tax identification number or duplicate name and address, unless we received contrary instructions from the impacted Shareowner prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the notice or annual meeting materials, as requested, to any Shareowner to which a single copy of those documents was delivered. If you prefer to receive separate copies of the notice or annual meeting materials, contact Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a Shareowner sharing an address with another Shareowner and wish to receive only one copy of future notices or annual meeting materials for your household, please contact Broadridge at the above phone number or address.

Who Can Vote — Record Date.    The record date for determining Shareowners entitled to vote at the annual meeting is February 26, 2015. Each of the approximately 356,189,027 shares of Kellogg common stock issued and outstanding on that date is entitled to one vote at the annual meeting.

How to Vote — Proxy Instructions.    If you received a notice of electronic availability, you cannot vote your shares by filling out and returning the notice. The notice, however, provides instructions on how to vote by Internet, by telephone or by requesting and returning a paper proxy card or voting instruction card.

If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the shareowner of record. As the shareowner of record, you have the right to vote in person at the meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the shareowner of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Whether you hold shares directly as a registered shareowner of record or beneficially in street name, you may vote without attending the meeting. You may vote by granting a proxy or, for shares held beneficially in street name, by submitting voting instructions to your broker, nominee or trustee. In most cases, you will be able to do this by telephone, by using the Internet or by mail if you received a printed set of the proxy materials.

By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy by following the instructions provided in the notice of electronic availability, or if you received a printed version of the proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card. The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been recorded properly. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on Thursday, April 23, 2015.

By Mail — If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card if your shares are registered or, for shares held beneficially in street name, by following the voting instructions included by your broker, nominee or trustee, and mailing it in the enclosed envelope.

If you wish to vote using the proxy card, complete, sign, and date your proxy card and return it to us by April 23, 2015.

Whether you vote by telephone, over the Internet or by mail, you may specify whether your shares should be voted for all, some or none of the nominees for Director (Proposal 1); whether you approve, disapprove, or abstain from voting on the advisory resolution to approve Kellogg’s executive compensation (Proposal 2); whether you approve, disapprove or abstain from voting on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2015 (Proposal 3); and whether you approve, disapprove or abstain from voting on the Shareowner proposal, if properly presented at the meeting (Proposal 4).

When a properly executed proxy is received, the shares represented thereby, including shares held under our Dividend Reinvestment Plan, will be voted by the persons named as the proxy according to each Shareowner’s directions. Proxies will also be considered to be voting instructions to the applicable Trustee with respect to shares held in accounts under our Savings & Investment Plans and other applicable employee benefit plans.

If the proxy is properly executed but you do not specify how you want to vote your shares on your proxy card or voting instruction card, or voting by telephone or over the Internet, we will vote them “For” the election of all nominees for Director as set forth under Proposal 1 — Election of Directors below, “For” Proposals 2 and 3, and “Against” Proposal 4, and otherwise at the discretion of the persons named in the proxy card.

Revocation of Proxies.    If you are a shareowner of record, you may revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to our Secretary;

•	by submitting another proxy by telephone, via the Internet or by mail that is later dated and, if by mail, that is properly signed; or

•	by voting in person at the meeting.

If your shares are held in street name, you must contact your broker, nominee or trustee to revoke and vote your proxy.

Quorum.    A quorum of Shareowners is necessary to hold a valid meeting. A quorum will exist if the holders representing a majority of the votes entitled to be cast by the Shareowners at the annual meeting are present, in person or by proxy. Broker “non-votes” and abstentions are counted as present at the Annual Meeting for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee, such as a bank or broker, holding shares for a beneficial owner, does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under current New York Stock Exchange rules, nominees would have discretionary voting power for ratification of PricewaterhouseCoopers LLP (Proposal 3), but not for voting on the election of Directors (Proposal 1), the advisory resolution to approve Kellogg’s executive compensation (Proposal 2), or the Shareowner proposal (Proposal 4).

Required Vote.    Our Board has adopted a majority voting policy which applies to the election of Directors. Under this policy, any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to offer his or her resignation following certification of the Shareowner vote. Our Board’s Nominating and Governance Committee would then consider the offer of resignation and make a recommendation to our independent Directors as to the action to be taken with respect to the offer. This policy does not apply in contested elections. For more information about this policy, see “Corporate Governance — Majority Voting for Directors; Director Resignation Policy.”

Under Delaware law, a nominee who receives a plurality of the votes cast at the Annual Meeting will be elected as a Director (subject to the resignation policy described above). The “plurality” standard means the nominees who receive the largest number of “for” votes cast are elected as Directors. Thus, the number of shares not voted for the election of a nominee (and the number of “withhold” votes cast with respect to that nominee) will not affect the determination of whether that nominee has received the necessary votes for election under Delaware law. However, the number of “withhold” votes with respect to a nominee will affect whether our Director resignation policy will apply to that individual. If any nominee is unable or declines to serve, proxies will be voted for the balance of those named and for such person as shall be designated by the Board to replace any such nominee. However, the Board does not anticipate that this will occur.

The affirmative vote of the holders representing a majority of the shares present and entitled to vote at the Annual Meeting is necessary to approve the advisory resolution on Kellogg’s executive compensation (Proposal 2), to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2015 (Proposal 3), and to approve the Shareowner proposal (Proposals 4).

Shares present but not voted because of abstention will have the effect of a “no” vote on Proposals 2 through 4. If you do not provide your broker or other nominee with instructions on how to vote your “street name” shares, your broker or nominee will not be permitted to vote them on non-routine matters (a broker “non-vote”) such as Proposals 1, 2 and 4. Shares subject to a broker “non-vote” will not be considered entitled to vote with respect to Proposals 1, 2 and 4, and will have no effect on the outcome of Proposals 1, 2 and 4. Please note that brokers may not vote your shares on the election of directors in the absence of your specific instructions as to how to vote. We encourage you to provide instructions to your broker regarding the voting of your shares.

Other Business.    We do not intend to bring any business before the meeting other than that set forth in the Notice of the Annual Meeting and described in this proxy statement. However, if any other business should properly come before the meeting, the persons named in the proxy card intend to vote in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

Costs.    We pay for the preparation and mailing of the Notice of the Annual Meeting and proxy statement. We have also made arrangements with brokerage firms and other custodians, nominees, and fiduciaries for forwarding proxy-soliciting materials to the beneficial owners of the Kellogg common stock at our expense. In addition, we have retained D.F. King & Co., Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation. For these services, we will pay D.F. King & Co., Inc. a fee of $15,000, plus reasonable expenses.

Directions to Annual Meeting.    To obtain directions to attend the annual meeting and vote in person, please contact Investor Relations at (269) 961-2800 or at investor.relations@kellogg.com.

SECURITY OWNERSHIP

Five Percent Holders.    The following table shows each person who, based upon their most recent filings or correspondence with the SEC, beneficially owns more than 5% of our common stock.

Name			Percent of Class on December 31, 2014
Beneficial Owner	Shares Beneficially Owned
W.K. Kellogg Foundation Trust(1) c/o The Bank of New York Mellon Corporation One Wall Street New York, NY 10286	75,156,336	(2)	21.1%
KeyCorp 127 Public Square Cleveland, OH 44114-1306	27,036,771	(3)	7.6%
Gordon Gund 14 Nassau Street Princeton, NJ 08542-4523	26,830,808	(4)	7.5%

(1)	According to Schedule 13G/A filed with the SEC on February 13, 2015, the W. K. Kellogg Foundation Trust (the “Kellogg Trust”) shares voting and investment power with the W. K. Kellogg Foundation (the “Kellogg Foundation”) and the trustees of the Kellogg Trust with respect to 71,174,190 shares of Kellogg Company, or 20.0% of our outstanding shares on December 31, 2014. As of that date, the trustees of the Kellogg Trust were Jim Jenness, Wenda Moore, La June Montgomery Tabron and The Bank of New York Mellon Trust Company, N.A. The Kellogg Foundation, a Michigan charitable corporation, is the sole beneficiary of the Kellogg Trust. Under the agreement governing the Kellogg Trust (the “Agreement”), at least one trustee of the Kellogg Trust must be a member of the Kellogg Foundation’s Board, and one member of our Board must be a trustee of the Kellogg Trust. The Agreement provides if a majority of the trustees of the Kellogg Trust (which majority must include the corporate trustee) cannot agree on how to vote the Kellogg stock, the Kellogg Foundation has the power to direct the voting of such stock. With certain limitations, the Agreement also provides that the Kellogg Foundation has the power to approve successor trustees, and to remove any trustee of the Kellogg Trust. The shares of Kellogg Company owned directly by Mr. Jenness and Ms. Montgomery Tabron are reflected in the Officer and Director Stock Ownership table below.

(2)	According to Schedule 13G/A filed with the SEC on February 10, 2015, The Bank of New York Mellon Corporation (“BONYMC”) has sole voting power for 3,171,289 shares, shared voting power for 71,188,960 shares (including those shares beneficially owned by the Kellogg Trust), sole investment power for 3,885,546 shares and shared investment power for 71,211,358 shares (including those shares beneficially owned by the Kellogg Trust). BONYMC, as parent holding company for The Bank of New York Mellon Trust Company, N.A., (“BONY”), as trustee of the Kellogg Trust, shares voting and investment power with the other three trustees with respect to the 71,174,190 shares owned by the Kellogg Trust, which shares are reflected in BONYMC’s totals above. The remaining shares not owned by the Kellogg Trust that are disclosed in the table above represent shares beneficially owned by BONYMC and BONY unrelated to the Kellogg Trust.

(3)	According to a Schedule 13G/A filed with the SEC on January 22, 2015, KeyCorp, as trustee for certain Gund family trusts, including the trusts discussed under (4) below, as well as other trusts, has sole voting power for 63,643 shares, shared voting power for 6,756 shares, sole investment power for 26,991,366 shares and shared investment power for 40,165 shares.

(4)	According to Schedule 13G/A filed with the SEC on February 12, 2015, Gordon Gund has sole voting power for 26,810,601 shares, shared voting power for 20,207 shares, sole investment power for 100,433 shares and shared investment power for 20,207 shares. Of the shares over which Gordon Gund has sole voting power, 26,710,168 are held by various trusts for the benefit of certain members of the Gund family, as to which shares Gordon Gund disclaims beneficial ownership.

Officer and Director Stock Ownership.    The following table shows the number of shares of Kellogg common stock beneficially owned as of January 15, 2015, by each Director, each executive officer named in the Summary Compensation Table and all Directors and executive officers as a group.

Name(5)	Shares(1)	Options(2)	Deferred Stock Units(3)	Total Beneficial Ownership(4)	Percentage
Non-NEO Directors
Stephanie Burns	2,782	—	745	3,527	*
Benjamin Carson Sr.	44,258	15,000	—	59,258	*
John Dillon(6)	64,273	15,000	—	79,273	*
Gordon Gund(7)	26,796,358	15,000	77,800	26,889,158	7.5%
Zachary Gund(8)	1,319,309	—	—	1,319,309	*
Jim Jenness(9)	212,201	5,000	11,437	228,638	*
Donald Knauss	21,131	6,931	—	28,062	*
Mary Laschinger	6,341	—	3,739	10,080	*
Ann McLaughlin Korologos	55,126	15,000	21,351	91,477	*
Cynthia Milligan	5,821	—	—	5,821	*
La June Montgomery Tabron(9)	2,782	—	—	2,782	*
Rogelio Rebolledo	18,842	2,534	—	21,376	*
Named Executive Officers
John Bryant	245,467	1,098,499	5,152	1,349,118	*
Paul Norman	63,114	374,833	—	437,947	*
Ron Dissinger	31,941	315,600	—	347,541	*
Alistair Hirst	25,827	106,099	—	131,926	*
Gary Pilnick	50,986	322,266	—	373,252	*
All Directors and executive officers as a group (19 persons)(10)	28,970,058	2,395,595	120,224	31,485,877	8.8%

*	Less than 1%.

(1)	Represents the number of shares beneficially owned, excluding shares which may be acquired through exercise of stock options and units held under our deferred compensation plans. Includes the following number of shares held in Kellogg’s Grantor Trust for Directors and Executives related to the annual grants of deferred shares for Non-Employee Directors, which shares are subject to restrictions on voting and investment: Dr. Burns, 2,782 shares; Dr. Carson, 42,183 shares; Mr. Dillon, 39,059 shares; Mr. Gordon Gund, 50,538 shares; Mr. Jenness, 11,871 shares; Mr. Knauss, 21,131 shares; Ms. Laschinger, 6,341 shares; Ms. McLaughlin Korologos, 50,246 shares; Ms. Milligan, 5,362 shares; Ms. Montgomery Tabron, 2,782 shares; Mr. Rebolledo, 18,842 shares; and all Directors as a group, 251,135 shares.

(2)	Represents options that were exercisable on January 15, 2015 and options that become exercisable within 60 days of January 15, 2015.

(3)	Represents the number of common stock units held under our deferred compensation plans as of January 15, 2015. For additional information, refer to “2014 Director Compensation and Benefits — Elective Deferral Program” and “Compensation Discussion and Analysis — Executive Compensation Policies — Deductibility of Compensation and Other Related Issues” for a description of these plans.

(4)	None of the shares listed have been pledged as collateral.

(5)	Mr. Speirn retired from the Board during 2014.

(6)	Includes 250 shares held for the benefit of a son, over which Mr. Dillon disclaims beneficial ownership.

(7)	Includes (i) 26,710,168 shares held by various trusts for the benefit of certain members of the Gund family over which shares Mr. Gordon Gund has sole voting power; (ii) 10,207 shares held in trusts, of which Mr. Gordon Gund and his wife are co-trustees and share voting and investment power; and (iii) 10,000 shares owned by Mr. Gordon Gund’s wife. Gordon Gund disclaims beneficial ownership of the shares beneficially owned by the Gund family trusts and his wife.

(8)	Includes (i) 66,109 shares held by a trust for the benefit of Mr. Zachary Gund and certain members of his family, of which Mr. Zachary Gund is one of several trustees; (ii) 9,200 shares held in a trust for the benefit of certain members of Mr. Zachary Gund’s family, of which a family member of Mr. Zachary Gund’s is the trustee; and (iii) 1,244,000 shares held in family partnerships, the partners of which include a trust for the benefit of Mr. Zachary Gund and he serves as a manager of these partnerships. As a result of these relationship, Mr. Zachary Gund may have voting and dispostive power over all such shares. Mr. Zachary Gund disclaims beneficial ownership of these shares except to the extent of his pecuniary interest.

(9)	Does not include shares owned by the Kellogg Trust, as to which Mr. Jenness and Ms. Montgomery Tabron, as trustees of the Kellogg Trust as of the date of this table, share voting and investment power, or shares as to which the Kellogg Trust or the Kellogg Foundation have current beneficial interest.

(10)	Includes 26,710,168 shares held by various trusts, over which the applicable Director has voting power; 10,207 shares held in trusts, of which the applicable Director and his wife share voting and investment power; 10,000 shares owned by the applicable Director’s wife; 250 shares owned by or held for the benefit of children, over which the applicable Director, or executive officer disclaims beneficial ownership; 66,109 shares held by a trust for the benefit of the applicable Director and certain family members, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 9,200 shares held in a trust for the benefit of certain family members of the applicable Director, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; 1,244,000 shares held in family partnerships, of which the applicable Director disclaims beneficial ownership except to the extent of the applicable Director’s pecuniary interest; and 8,847 shares held in our Savings & Investment Plans; and 13,357 restricted shares, which contain some restrictions on investment.

Section 16(a) Beneficial Ownership Reporting Compliance.    Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers, and greater-than-10% Shareowners to file reports with the SEC. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based on our review of these reports and written certifications provided to us, we believe that the filing requirements for all of these reporting persons were complied with during fiscal 2014.

CORPORATE GOVERNANCE

Board-Adopted Corporate Governance Guidelines.    We operate under corporate governance principles and practices (the “Guidelines”) that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners and promote high ethical conduct among our Directors and employees. The Board has focused on continuing to build upon our strong corporate governance practices over the years. The Guidelines include the following:

•

A majority of the Directors, and all of the members of the Audit, Compensation, and Nominating and Governance Committees, are required to meet the independence requirements of the New York Stock Exchange and the Securities and Exchange Commission.

•

One of the Directors is designated a Lead Director, who chairs and may call executive session meetings of independent, non-employee Directors, approves proposed meeting agendas and schedules, and establishes a method for Shareowners and other interested parties to use in communicating with the Board.

•	The Board reviews CEO succession planning at least once per year.

•	The Board and each Board committee have the power to hire independent legal, financial or other advisors as they may deem necessary, at our expense.

•	Non-employee Directors meet in executive session at least three times annually.

•	The Board and Board committees conduct annual self-evaluations.

•

The independent members of the Board use the recommendations from the Nominating and Governance Committee and Compensation Committee to conduct an annual review of the CEO’s performance and determine the CEO’s compensation.

•

Non-employee Directors who change their principal responsibility or occupation from that held when they were elected shall offer his or her resignation for the Board to consider continued appropriateness of Board membership under the circumstances.

•	Directors have access to Kellogg officers and employees.

•	Continuing education is provided to Directors consistent with our Board education policy.

•

No Director may be nominated for a new term if he or she would be seventy-two or older at the time of election; unless the Board determines that it is in the best interest of Kellogg to re-nominate the independent Director for additional terms due to his or her unique capabilities or special circumstances.

•	No Director shall serve as a director, officer or employee of a competitor.

•	No Director should serve on more than four other boards of public companies in addition to Kellogg.

•

All Directors are expected to comply with stock ownership guidelines for Directors, under which they are generally expected to hold at least five times their annual cash retainer in stock and stock equivalents.

Board Leadership Structure; Communication with the Board.    The following section describes Kellogg’s Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices.

Our Board is composed of eleven independent Directors, Mr. Bryant, our current Chairman of the Board and Chief Executive Officer, and Mr. Jenness (who was our Executive Chairman until June 2014). In addition, as provided in our Guidelines, the Board has designated one of the independent Directors as Lead Director. In 2014, the Board had six standing Committees — audit, compensation, nominating and governance, manufacturing, social responsibility and public policy, and executive. The audit, compensation, and nominating and governance

Committees are composed solely of independent Directors, each with a different independent Director serving as Committee chair. We believe that the mix of experienced independent and management Directors that make up our Board, along with the independent role of our Lead Director and our independent Board Committee composition, benefits Kellogg and its Shareowners.

The Board believes that it is beneficial to Kellogg and its Shareowners to designate one of the Directors as a Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board agendas, meeting materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman of the Board and Chief Executive Officer and non-management Directors (however, each director has direct and regular access to the Chairman and CEO); presiding at the executive sessions of independent Directors and at all other meetings of the Board of Directors at which the Chairman of the Board is not present; and calling an executive session of independent Directors at any time, consistent with the Guidelines. Gordon Gund, an independent Director and the Chairman of the Nominating and Governance Committee, is currently our Lead Director. Mr. Gordon Gund is an effective Lead Director for Kellogg due to, among other things, his independence, commitment to ethics, communication skills, deep strategic and operational understanding of Kellogg obtained while serving as a Kellogg Director, and corporate governance knowledge acquired during his tenure as a member of the governance committees of two Fortune 500 companies and as a retired director of Corning Incorporated. Mr. Gordon Gund may be contacted at gordon.gund@kellogg.com. Any communications which Shareowners or interested parties may wish to send to the Board may be directly sent to Mr. Gordon Gund at this e-mail address.

With respect to the roles of Chairman and CEO, the Guidelines provide that the roles may be separated or combined, and the Board exercises its discretion in combining or separating these positions as it deems appropriate in light of prevailing circumstances. As stated in the Guidelines, the Board believes that the combination or separation of these offices should continue to be considered as part of the succession planning process. On July 1, 2014, the Chairman and CEO roles were combined, with the Board electing Mr. Bryant as Chairman of the Board. Mr. Jenness, who had previously served as Chairman, remains on the Board as a non-executive Director. The Board believes that combining the roles of Chairman and Chief Executive Officer, together with the role of our Lead Director, is currently the most effective leadership structure for Kellogg for many reasons, including Mr. Bryant’s extensive knowledge of all aspects of our business, operations, and risks acquired in his various roles at Kellogg including as Chief Executive Officer, which gives him the insight necessary to combine the responsibilities of strategic development and execution along with management of day-to-day operations.

Our Board conducts an annual evaluation to determine whether it and its Committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be appropriate for Kellogg and its Shareowners. Our Guidelines provide the flexibility for our Board to modify our leadership structure in the future as appropriate. We believe that Kellogg, like many U.S. companies, has been well-served by this flexible leadership structure.

Board Oversight of Enterprise Risk.    The Board utilizes our Enterprise Risk Management (ERM) process to assist in fulfilling its oversight of our risks. Management, who is responsible for day-to-day risk management, conducts a formal risk assessment of Kellogg’s business annually. The risk assessment process is global in nature and has been developed to identify and assess Kellogg’s current and emerging risks, including the nature of the risk, as well as to identify steps to mitigate and manage the controllable aspects of each risk. Several hundred of our key business leaders, functional heads and other managers are surveyed and/or interviewed to develop this information.

While risk oversight is a full Board responsibility, the responsibility for monitoring the ERM process has been delegated to the Audit Committee. As such, one of the leaders of the ERM process is the Vice President, Internal Audit and Compliance, who reports directly to the Chair of the Audit Committee. The Audit Committee and the full Board at each of their regularly scheduled meetings receive an update on the key enterprise risks, including current status and action items.

The results of the risk assessment are reviewed with the Audit Committee and the full Board. The centerpiece of the assessment is the discussion of key risks which includes the potential magnitude and likelihood of each risk. As part of the process for each risk, management identifies the nature of the risk, the senior executive responsible for managing the risk, the potential impact, management’s initiatives to manage the risk, the most recent Board or Committee update, and the timing of the next scheduled Board or Committee review.

The results of the risk assessment are then integrated into the Board’s processes. Oversight responsibility for each risk is allocated among the full Board and its Committees, and specific Board and Committee agendas are developed accordingly. Each Committee chair works directly with Kellogg’s key senior executive responsible for the matters allocated to the Committee to develop agenda topics, review materials to be discussed with the Committee, and otherwise discuss those topics relating to the particular Committee. Through this process each key risk is reviewed at least annually, with many topics reviewed on several occasions throughout the year.

Due to the dynamic nature of risk and the Board or Audit Committee’s oversight at each meeting of Kellogg’s enterprise and business unit risks, adjustments are made to Board and Committee agendas throughout the year so that enterprise risks are reviewed at the relevant times. This process facilitates the Board’s ability to fulfill its oversight responsibilities of Kellogg’s risks.

Majority Voting for Directors; Director Resignation Policy.    In an uncontested election of Directors (that is, an election where the number of nominees is equal to the number of seats open) any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to the Nominating and Governance Committee (following certification of the Shareowner vote) for consideration in accordance with the following procedures.

The Nominating and Governance Committee would promptly consider such resignation and recommend to the Qualified Independent Directors (as defined below) the action to be taken with respect to such offered resignation, which may include (1) accepting the resignation; (2) maintaining the Director but addressing what the Qualified Independent Directors believe to be the underlying cause of the withheld votes; (3) determining that the Director will not be renominated in the future for election; or (4) rejecting the resignation. The Nominating and Governance Committee would consider all relevant factors including, without limitation, (a) the stated reasons why votes were withheld from such Director; (b) any alternatives for curing the underlying cause of the withheld votes; (c) the tenure and qualifications of the Director; (d) the Director’s past and expected future contributions to Kellogg; (e) our Director criteria; (f) our Corporate Governance Guidelines; and (g) the overall composition of the Board, including whether accepting the resignation would cause Kellogg to fail to meet any applicable SEC or NYSE requirement.

The Qualified Independent Directors would act on the Nominating and Governance Committee’s recommendation no later than 90 days following the date of the Shareowners’ meeting where the election occurred. In considering the Nominating and Governance Committee’s recommendation, the Qualified Independent Directors would consider the factors considered by the Nominating and Governance Committee and such additional information and factors the Board believes to be relevant. Following the Qualified Independent Directors’ decision, Kellogg would promptly disclose in a current report on Form 8-K the decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached or, if applicable, the reasons for rejecting the tendered resignation).

To the extent that a resignation is accepted, the Nominating and Governance Committee would recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision would not participate in the Nominating and Governance Committee’s recommendation or Qualified Independent Directors’ consideration regarding whether to accept the tendered resignation. Prior to voting, the Qualified Independent Directors would afford the Director an opportunity to provide any information or statement that he or she deems relevant. If a majority of the members of the Nominating and Governance Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, then the remaining Qualified Independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) would consider the matter directly or may appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations that would make the recommendation to the Board whether to accept or reject them.

For purposes of this policy, the term “Qualified Independent Directors” means:

•	All Directors who (1) are independent Directors (as defined in accordance with the NYSE Corporate Governance Rules) and (2) are not required to offer their resignation in accordance with this policy.

•

If there are fewer than three independent Directors then serving on the Board who are not required to offer their resignations in accordance with this policy, then the Qualified Independent Directors shall mean all of the independent Directors and each independent Director who is required to offer his or her resignation in accordance with this Policy shall recuse himself or herself from the deliberations and voting only with respect to his or her individual offer to resign.

Director Independence.    The Board has determined that all current Directors (other than Mr. Bryant and Mr. Jenness) are independent based on the following standards: (a) no entity (other than a charitable entity) of which such a Director is an employee in any position or any immediate family member (as defined) is an executive officer, made payments to, or received payments from, Kellogg and its subsidiaries in any of the 2014, 2013 or 2012 fiscal years in excess of the greater of (1) $1,000,000 or (2) two percent of that entity’s annual consolidated gross revenues; (b) no such Director, or any immediate family member employed as an executive officer of Kellogg or its subsidiaries, received in any twelve month period within the last three years more than $120,000 per year in direct compensation from Kellogg or its subsidiaries, other than Director and committee fees and pension or other forms of deferred compensation for prior service not contingent in any way on continued service; (c) Kellogg did not employ such Director in any position, or any immediate family member as an executive officer, during the past three years; (d) no such Director was a current partner or employee of a firm that is Kellogg’s internal or external auditor (“Auditor”), no immediate family member of such Director was a current partner of the Auditor or an employee of the Auditor who personally worked on our audit, and no Director or immediate family member of such Director was during the past three years a partner or employee of the Auditor and personally worked on our audit within that time; (e) no such Director or immediate family member served as an executive officer of another company during the past three years at the same time as a current executive officer of Kellogg served on the compensation committee of such company; and (f) no other material relationship exists between any such Director and Kellogg or our subsidiaries.

The Board also considers from time to time commercial ordinary-course transactions as it assesses independence status, including transactions relating to purchasing supplies, selling product and marketing arrangements. The Board has concluded that these transactions did not impair Director independence for a variety of reasons including that the amounts in question were considerably under the thresholds set forth in our independence standards and the relationships were not deemed material.

Shareowner Recommendations for Director Nominees.    The Nominating and Governance Committee will consider Shareowner nominations for membership on the Board. For the 2016 Annual Meeting of Shareowners, nominations may be submitted to the Office of the Secretary, Kellogg Company, One Kellogg Square, Battle Creek, Michigan 49017, which will forward them to the Chairman of the Nominating and Governance Committee. Recommendations must be in writing and we must receive the recommendation not earlier than November 6, 2015 and not later than December 6, 2015. Recommendations must also include certain other requirements specified in our bylaws.

When filling a vacancy on the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new Director and nominates individuals who it believes can strengthen the Board’s capability and further diversify the collective experience represented by the then-current Directors. The Nominating and Governance Committee may, as it has done in the past, engage third parties to assist in the search and provide recommendations. Also, Directors are generally asked to recommend candidates for the position. The candidates would be evaluated based on the process outlined in the Corporate Governance Guidelines and the Nominating and Governance Committee charter, and the same process would be used for all candidates, including candidates recommended by Shareowners.

Attendance at Annual Meetings.    All Directors properly nominated for election are expected to attend the Annual Meeting of Shareowners. All of our then incumbent Directors attended the 2014 Annual Meeting of Shareowners.

Code of Conduct/Ethics.    We have adopted the Code of Conduct for Kellogg Company Directors and Global Code of Ethics for Kellogg Company employees (including the chief executive officer, chief financial officer, other named executive officers, and corporate controller). Any amendments to or waivers of the Global Code of Ethics applicable to our chief executive officer, chief financial officer or corporate controller will be posted on www.kelloggcompany.com. There were no amendments to or waivers of the Global Code of Ethics in 2014.

Availability of Corporate Governance Documents.    Copies of the Corporate Governance Guidelines, the Charters of the Audit, Compensation, and Nominating and Governance Committees of the Board, the Code of Conduct for Kellogg Company Directors, and Global Code of Ethics for Kellogg Company employees can be found on the Kellogg Company website at www.kelloggcompany.com under “Investor Relations”, then “Corporate Governance.” Shareowners may also request a free copy of these documents from: Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 962-1413), the Investor Relations Department at that same address (phone: (269) 961-2800) or investor.relations@kellogg.com.

BOARD AND COMMITTEE MEMBERSHIP

Over the last several years our Board has been refreshing naturally. Starting in October 2012, we have had five new Directors join the Board, including three new Directors in 2014, Dr. Burns, Ms. Montgomery Tabron, and Mr. Zachary Gund.

The Board had the following standing committees in 2014: Audit, Compensation, Nominating and Governance, Manufacturing, Social Responsibility and Public Policy, and Executive.

The Board held 9 meetings in 2014. All of the incumbent Directors attended at least 75% of the total number of meetings of the Board and of all Board committees of which the Directors were members during 2014 that were held while such Directors were on the Board.

The table below provides 2014 membership and meeting information for each Board committee as of January 3, 2015 (last day of fiscal year):

Name(1)	Audit	Compensation	Nominating and Governance	Manufacturing	Social Responsibility and Public Policy	Executive
John Bryant(2)						Chair
Stephanie Burns(3)		✓		✓
Benjamin Carson		✓	✓		✓
John Dillon	✓	Chair	✓	✓		✓
Gordon Gund		✓	Chair			✓
Zachary Gund(4)	✓			✓
Jim Jenness				✓	✓
Don Knauss	✓		✓	Chair		✓
Mary Laschinger	✓			✓
Ann McLaughlin Korologos		✓	✓		Chair	✓
Cynthia Milligan					✓
La June Montgomery Tabron(3)					✓
Rogelio Rebolledo	Chair	✓				✓
2014 Meetings	5	4	3	3	3	0

(1)	Mr. Speirn retired from the Board during 2014. Consequently, he is not included in the table above because he was not a member of the Board as of January 3, 2015. During 2014, Mr. Speirn served on the Manufacturing and Social Responsibility and Public Policy Committees.

(2)	Mr. Bryant is not a formal member of any committee (other than Executive) and attends all meetings, other than portions of those meetings held in executive session of independent Directors.

(3)	Dr. Burns and Ms. Montgomery Tabron were elected as Directors on February 21, 2014.

(4)	Mr. Zachary Gund was elected as Director, and his initial term commenced on December 1, 2014.

Audit Committee.    Pursuant to a written charter, the Audit Committee, among other things, assists the Board in monitoring the integrity of our financial statements, the independence and performance of our independent registered public accounting firm, the performance of our internal audit function, our Enterprise Risk Management process, our compliance with legal and regulatory requirements, and other related matters. The Audit Committee, or its Chair, also pre-approves all audit, internal control-related and permitted non-audit engagements and services by the independent registered public accounting firm and their affiliates. It also discusses and/or reviews specified matters with, and receives specified information or assurances from, Kellogg management and the independent registered public accounting firm. The Committee also has the sole authority to appoint, subject to Shareowner ratification, or replace the independent registered public accounting firm, which directly reports to the Audit Committee, and is directly responsible for the compensation and oversight of the independent registered public accounting firm. Mr. Rebolledo, the Chair of the Audit Committee, has been determined by the Board to be an “audit committee financial expert,” as that term is defined in Item 407(d)(5) of SEC Regulation S-K. Each of the Committee members meets the independence requirements of the New York Stock Exchange.

Compensation Committee.    Pursuant to a written charter, the Compensation Committee, among other things, (a) reviews and approves the compensation philosophy and principles for senior executives; (b) reviews and makes recommendations for the compensation of senior management personnel and monitors overall compensation for senior executives, including reviewing risks arising from Kellogg’s compensation policies and practices; (c) reviews and recommends the compensation of the Chief Executive Officer; (d) has sole authority to retain or terminate any compensation consultant or other advisor used to evaluate senior executive compensation; (e) oversees and administers employee benefit plans to the extent provided in those plans; and (f) reviews trends in management compensation. The Committee may form and delegate authority to subcommittees or the Chair when appropriate.

The Compensation Committee, or its Chair, also approves all engagements and services to be performed by any consultants or advisors to the Compensation Committee. To assist the Compensation Committee in discharging its responsibilities, the Committee has retained an independent compensation consultant — Frederic W. Cook (“Cook & Co.”). The consultant reports directly to the Compensation Committee. Prior to retaining any such consultant, or other advisor, the Committee must consider whether the work of such consultant or other advisor would raise a conflict of interest according to the independence factors enumerated by the New York Stock Exchange, as well as any other factors the Committee determines to be relevant. Other than the work it performs for the Compensation Committee and the Board, Cook & Co. does not provide any consulting services to Kellogg or its executive officers. For additional information about the independence of the Committee’s consultant, refer to “Compensation Discussion and Analysis — Compensation Approach — Independence.”

The Board has determined that each member of the Compensation Committee meets the definition of independence under our corporate governance guidelines and the requirements of the New York Stock Exchange and further qualifies as a non-employee Director for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. The members of the Compensation Committee are not current or former employees of Kellogg, are not eligible to participate in any of our executive compensation programs, do not receive compensation that would impair their ability to make independent judgments about executive compensation, and are not “affiliates” of the Company, as defined under Rule 10c-1 under the Securities Exchange Act of 1934. Additionally, the composition of the Compensation Committee is designed to meet the tax deductibility criteria included in Section 162(m) of the Internal Revenue Code.

The Compensation Committee is charged with overseeing the review and assessment of risks arising from Kellogg’s compensation policies and practices. The Compensation Committee reviews annually the potential for excessive risk in Kellogg’s compensation program, which includes a review of perspectives from independent experts and regulators. The Committee also reviews compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. Kellogg uses a number of approaches to mitigate excessive risk taking, including significant weighting towards long-term incentive compensation, emphasizing qualitative goals in addition to a variety of quantitative metrics, and equity ownership guidelines. As a result of this review, together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

For additional information about the Compensation Committee’s processes for establishing and overseeing executive compensation, refer to “Compensation Discussion and Analysis — Compensation Approach.”

Manufacturing Committee.    Pursuant to a written charter, the Manufacturing Committee, among other things, assists the Board in discharging its oversight responsibilities with respect to topics relating to Kellogg’s manufacturing practices, with the primary focus on Kellogg’s food quality and safety, manufacturing facility operations, and people and labor strategies. As it deems appropriate, the Committee reviews policies, programs and practices, and provides strategic advice and counsel concerning the matters set forth above including, but not limited to, food safety, employee health and safety, capacity utilization and planning, contingency planning, productivity programs, commodity purchasing and hedging programs, people utilization and people and labor strategies.

Nominating and Governance Committee.    Pursuant to a written charter, the Nominating and Governance Committee, among other things, assists the Board by (a) identifying and reviewing the qualifications of candidates for Director and in determining the criteria for new Directors; (b) recommends nominees for Director to the Board; (c) recommends committee assignments; (d) reviews annually the Board’s compliance with the Corporate Governance Guidelines; (e) reviews annually the Corporate Governance Guidelines and recommends changes to the Board; (f) monitors the performance of Directors and conducts performance evaluations of each Director before the Director’s re-nomination to the Board; (g) administers the annual evaluation of the Board; (h) provides annually an evaluation of CEO performance used by the independent members of the Board in their annual review of CEO performance; (i) considers and evaluates potential waivers of the Code of Conduct for Directors and Global Code of Ethics for senior officers (for which there were none in 2014); (j) makes a report to the Board on CEO succession planning at least annually; (k) provides an annual review of the independence of Directors to the Board; (l) reviews and recommends to the Board responses to Shareowner proposals; and (m) reviews Director compensation. The Chair of the Nominating and Governance Committee, as Lead Director, also presides at executive sessions of independent Directors of the Board. Each of the Nominating and Governance Committee members meets the independence requirements of the New York Stock Exchange.

Social Responsibility and Public Policy Committee.    Pursuant to a written charter, the Social Responsibility and Public Policy Committee, among other things, oversees Kellogg’s social, public policy, political, environmental sustainability, and health trends, issues and concerns, both domestic and foreign. To assist the Board, the Committee, as it deems appropriate, reviews policies, programs and practices, concerning community health and safety, employment and equal opportunity matters, diversity and inclusion, sustainability, corporate responsibility, consumer affairs, public policy, government relations, philanthropic activities and charitable contributions.

Executive Committee.    Pursuant to a written charter, the Executive Committee is generally empowered to act on behalf of the Board between meetings of the Board, with some exceptions.

PROPOSAL 1 — ELECTION OF DIRECTORS

For more than 100 years, consumers have counted on Kellogg for great-tasting, high-quality and nutritious foods. Kellogg is the world’s leading producer of cereal, second largest producer of cookies and crackers, and a leading producer of savory snacks and frozen foods. Additional product offerings include toaster pastries, cereal bars, fruit-flavored snacks and veggie foods. Kellogg products are manufactured and marketed globally. As such, we believe that in order for our Board to effectively guide Kellogg to long-term sustainable, dependable performance, it should be composed of individuals with sophistication and experience in the many disciplines that impact our business. In order to best serve Kellogg and our Shareowners, we seek to have a Board, as a whole, that is competent in key corporate disciplines, including accounting and financial acumen, business judgment, crisis management, governance, leadership, people management, risk management, social responsibility and reputational issues, and strategy and strategic planning. In addition, the Board must have specific knowledge related to Kellogg’s industry, such as expertise in branded consumer products and consumer dynamics, health and nutrition, international markets, manufacturing and supply chain, marketing, regulatory and government affairs, the retail environment, and sales and distribution.

The Nominating and Governance Committee believes that all Directors must, at a minimum, meet the criteria set forth in the Board’s Code of Conduct and the Corporate Governance Guidelines, which specify, among other things, that the Nominating and Governance Committee will consider criteria such as independence, diversity, age, skills and experience in the context of the needs of the Board. In addressing issues of diversity in particular, the Nominating and Governance Committee considers a nominee’s differences in viewpoint, professional experience, background, education, skill, age, race, gender and national origin. The Nominating and Governance Committee believes that diversity of backgrounds and viewpoints is a key attribute for a director nominee. The Committee seeks a diverse Board that is representative of our global business, Shareowners, consumers, customers, and employees. While the Nominating and Governance Committee carefully considers diversity when considering directors, it has not established a formal policy regarding diversity. The Nominating and Governance Committee also will consider a combination of factors for each director, including (1) the nominee’s ability to represent all Shareowners without a conflict of interest; (2) the nominee’s ability to work in and promote a productive environment; (3) whether the director has sufficient time and willingness to fulfill the substantial duties and responsibilities of a Director; (4) whether the nominee has demonstrated the high level of character and integrity that we expect; (5) whether the nominee possesses the broad professional and leadership experience and skills necessary to effectively respond to the complex issues encountered by a multi-national, publicly-traded company; and (6) the nominee’s ability to apply sound and independent business judgment.

The Nominating and Governance Committee has determined that all of our Directors meet the criteria and qualifications set forth in the Board’s Code of Conduct, the Corporate Governance Guidelines and the criteria set forth above for director nominees. Moreover, each Director possesses the following critical personal qualities and attributes that we believe are essential for the proper functioning of the Board to allow it to fulfill its duties for our Shareowners: accountability, ethical leadership, governance, integrity, leadership, risk management, and the ability to exercise sound business judgment. In addition, our Directors have the mature confidence to assess and challenge the way things are done and recommend alternative solutions, a keen awareness of the business and social realities of the global environment in which Kellogg operates, the independence and high performance standards necessary to fulfill its oversight function, and the humility and style to interface openly and constructively with other Directors. Finally, the Director biographies below include a non-exclusive list of other key experiences and qualifications that further qualify the individual to serve on the Board. These collective qualities, skills, experiences and attributes are essential to our Board’s ability to exercise its oversight function for Kellogg and its Shareowners, and guide the long-term sustainable, dependable performance of Kellogg.

Our amended restated certificate of incorporation and bylaws provide that the Board shall be composed of not less than seven and no more than fifteen Directors divided into three classes as nearly equal in number as possible, and that each Director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers approximately twelve members, but is willing to expand the Board in order to add an outstanding candidate or to prepare for departures of Directors.

Five Directors are to be re-elected at the 2015 Annual Meeting to serve for a term ending at the 2018 Annual Meeting of Shareowners, and the proxies cannot be voted for a greater number of persons than the number of nominees named. There are currently thirteen members of the Board.

The Board recommends that the Shareowners vote “FOR” the following nominees: Benjamin Carson, John Dillon, Zachary Gund, Jim Jenness and Don Knauss. Each nominee was proposed for re-election by the Nominating and Governance Committee for consideration by the Board and proposal to the Shareowners. If, before the annual meeting, any nominee becomes unable to serve, or chooses not to serve, the Board may nominate a substitute. If that happens, the people named as proxies on the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the unfilled seat. In accordance with Kellogg’s Corporate Governance Guidelines, and after considering a variety of special circumstances, the Nominating and Governance Committee recommended and the Board determined that it is in the best interest of Kellogg to re-nominate Mr. Dillon and extend his service for an additional term. Mr. Dillon plays a key role on a number of our Committees. He currently serves as the Chair of the Compensation Committee and serves on the Audit, Nominating and Governance, and Manufacturing Committees. Mr. Dillon has expertise in important enterprise risk areas for Kellogg, including mergers and acquisitions, manufacturing and supply chain, that require both institutional and industry experience. Due to Mr. Dillon’s central role on the Board and in the direction of Kellogg, we believe that his continued service on the Board is in the best interest of Kellogg and its Shareowners.

Nominees for Election for a Three-Year Term Expiring at the 2018 Annual Meeting.

BENJAMIN CARSON. Dr. Carson, age 63, has served as a Kellogg Director since 1997. From 1984 to 2013, Dr. Carson was a Professor and Director of Pediatric Neurosurgery at the Johns Hopkins School of Medicine, where he is now Professor Emeritus. He directed pediatric neurosurgery at the John Hopkins Children’s Center for over 25 years. Dr. Carson is also an accomplished author and frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. He is chairman of the board of Vaccinogen, Inc., assuming this post in August 2014, and is also a director of Costco Wholesale Corporation.

As a result of these professional and other experiences, Dr. Carson possesses particular knowledge and experience in a variety of areas, including regulatory and government affairs, crisis management, health and nutrition, the retail environment, social responsibility and reputational issues, and provides diversity of background and viewpoint by virtue of his academic record. Dr. Carson has public company board experience (including specific experience in compensation and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

JOHN DILLON. Mr. Dillon, age 76, has served as a Kellogg Director since 2000. He is Senior Advisor of Evercore Partners. He retired in October 2003 as Chairman of the Board and Chief Executive Officer of International Paper Company, a position he held since 1996, and retired as Chairman of the Business Roundtable in June 2003. He is a director of Progressive Waste Solutions, Ltd., and within the past five years, he has also served as a director of Caterpillar Inc. and E. I. du Pont de Nemours and Company.

As a result of these professional and other experiences, Mr. Dillon possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, sales and distribution, strategy and strategic planning, and has public company board experience (including specific experience in auditing, compensation, governance, and manufacturing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

ZACHARY GUND. Mr. Zachary Gund, age 44, has served as a Kellogg Director since December 2014. He is a Managing Partner of Coppermine Capital, LLC, which he founded in 2001, where he makes investment decisions and oversees several portfolio companies across many different sectors. His work has spanned both the manufacturing and service industries, including food manufacturing.

The Nominating and Governance Committee reviewed Mr. Zachary Gund’s professional and other experiences, including his particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, mergers and acquisitions, manufacturing and supply chain, the retail environment, and sales and distribution, and determined that nominating Mr. Zachary Gund would strengthen the Board’s collective knowledge, capabilities and experience. The Nominating and Governance Committee considered Mr. Zachary Gund a candidate for the Board in light of continuity considerations, historical ownership, and to prepare for upcoming retirements. Mr. Zachary Gund is the son of Mr. Gordon Gund.

JIM JENNESS. Mr. Jenness, age 68, has served as a Kellogg Director since 2000. He was our Executive Chairman from February 2005 until June 2014, and served as our Chief Executive Officer from February 2005 through December 30, 2006. He also served as Chief Executive Officer of Integrated Merchandising Systems, LLC, a leader in outsource management of retail promotion and branded merchandising, from 1997 to December 2004. Before joining Integrated Merchandising Systems, Mr. Jenness served as Vice Chairman and Chief Operating Officer of the Leo Burnett Company from 1996 to 1997 and, before that, as Global Vice Chairman North America and Latin America from 1993 to 1996. He has also been a trustee of the W. K. Kellogg Foundation Trust since 2005, and is lead director of Kimberly-Clark Corporation.

As a result of these professional and other experiences, Mr. Jenness possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, health and nutrition, marketing, people management, strategy and strategic planning, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

DON KNAUSS. Mr. Knauss, age 64, has served as a Kellogg Director since December 2007. Mr. Knauss is executive chairman of the board of The Clorox Company. He assumed this post in November 2014, after serving as chairman and chief executive officer of The Clorox Company for eight years, beginning in October 2006. He was executive vice president of The Coca-Cola Company and president and chief operating officer for Coca-Cola North America from February 2004 until August 2006. Previously, he was president of the Retail Division of Coca-Cola North America from January 2003 through February 2004 and president and chief executive officer of The Minute Maid Company, a division of The Coca-Cola Company, from January 2000 until January 2003 and President of Coca-Cola Southern Africa from March 1998 until January 2000. Prior to that, he held various positions in marketing and sales with PepsiCo, Inc. and Procter & Gamble, and served as an officer in the United States Marine Corps. In addition, Mr. Knauss is a director of McKesson Corporation, and within the past five years, he has also served as a director of URS Corporation.

As a result of these professional and other experiences, Mr. Knauss possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, manufacturing and supply chain, the retail environment, sales and distribution, and has public company board experience (including specific experience in auditing, manufacturing, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2017 Annual Meeting.

JOHN BRYANT. Mr. Bryant, age 49, has been Chairman of the Board of Kellogg Company since July 2014. In January 2011, he became President and Chief Executive Officer after having served as our Executive Vice President and Chief Operating Officer since August 2008. He has been a member of Kellogg Company’s Board of Directors since July 2010. Mr. Bryant joined Kellogg in March 1998, and was promoted during the next eight years to a number of key financial and executive leadership roles. He was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg International in December 2006. In July 2007, Mr. Bryant was appointed Executive Vice President and Chief Financial Officer, Kellogg Company, President, Kellogg North America and in August 2008, he was appointed Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Bryant served as Chief Financial Officer through December 2009.

As a result of these professional and other experiences, Mr. Bryant possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, branded consumer products and consumer dynamics, crisis management, health and nutrition, international markets, marketing, people management, the retail environment, strategy and strategic planning, and has public company board experience that strengthens the Board’s collective knowledge, capabilities and experience.

STEPHANIE BURNS, Ph.D. Dr. Burns, age 60, has served as a Kellogg Director since February 2014. Dr. Burns served as chief executive officer of Dow Corning Corporation from 2004 to 2011 and its chairman from 2006 through 2011. She began her career with Dow Corning in 1983 and later became Dow Corning’s first director of women’s health. Dr. Burns was elected to the Dow Corning Board of Directors in 2001 and elected as president in 2003. Dr. Burns is a director of Corning Incorporated and GlaxoSmithKline plc., and within the past five years, Dr. Burns has also served as a director of Dow Corning Corporation.

As a result of these professional and other experiences, Dr. Burns possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, crisis management, health and nutrition, international markets, manufacturing and supply chain, regulatory and government affairs, social responsibility and reputational issues, and public company board experience (including specific experience in compensation, corporate relations, manufacturing, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

LA JUNE MONTGOMERY TABRON. Ms. Montgomery Tabron, age 52, has served as a Kellogg Director since February 2014. Ms. Montgomery Tabron was elected President and Chief Executive Officer of the W. K. Kellogg Foundation effective January 2014. She is also a member of the Board of Trustees of the W.K. Kellogg Foundation since January 2014. During her 27 years with the W.K. Kellogg Foundation, she held various positions in finance, including executive vice president of operations and treasurer from March 2012 to December 2013, chief operating officer and treasurer from January 2010 to February 2012, vice president of finance and treasurer from September 2000 to December 2009, assistant vice president of finance and assistant treasurer from September 1997 to September 2000, and controller from May 1987 to September 1997. Ms. Montgomery Tabron has also been a trustee of the W. K. Kellogg Foundation Trust since 2014.

As a result of these professional and other experiences, Ms. Montgomery Tabron possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, strategic planning, crisis management, health and nutrition, people management, regulatory and government affairs, social responsibility and reputational issues, and private company board experience (including specific experience in social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

ROGELIO REBOLLEDO. Mr. Rebolledo, age 70, has served as a Kellogg Director since October 2008. In 2007, Mr. Rebolledo retired from his position as chairman of PBG Mexico, the Mexican operations of Pepsi Bottling Group, Inc. He began his 30-year career with PepsiCo Inc. at Sabritas, the salty snack food unit of Frito-Lay International in Mexico. He was responsible for the development of the international Frito-Lay business, first in Latin America and then in Asia and Europe. From 2001 to 2003, he was president and chief executive officer of Frito-Lay International. He also served as president and chief executive officer of Pepsi Bottling Group’s Mexico operations from January 2004 until being named chairman. Mr. Rebolledo is a director of The Clorox Company, and within the past five years, Mr. Rebolledo has also served as a director of Best Buy Co., Inc., The Pepsi Bottling Group, Applebees Inc. and Grupo ALFA.

As a result of these professional and other experiences, Mr. Rebolledo has been determined to be an “Audit Committee Financial Expert” under the SEC’s rules and regulations, possesses particular knowledge and experience in a variety of areas, including accounting and financial acumen, international markets, manufacturing and supply chain, marketing, the retail environment, sales and distribution, and has public company board experience (including specific experience in auditing, compensation, and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

Continuing Directors to Serve Until the 2016 Annual Meeting.

GORDON GUND. Mr. Gordon Gund, age 75, has served as a Kellogg Director since 1986. He is Chairman and Chief Executive Officer of Gund Investment Corporation, which manages diversified investment activities. He was also a director of Corning Incorporated, where he served as its lead director and chairman of its nominating and corporate governance committee and member of its compensation committee.

Mr. Gordon Gund is co-founder and chairman of the Foundation Fighting Blindness, the largest private funder of research to find treatments and cures for the more than 10 million people in the United States and many times that worldwide who are blinded by retinal degenerative diseases. The Foundation has more than 150,000 active volunteers and donors around the country and funds more than 170 research projects around the world.

As a result of these professional and other experiences, Mr. Gordon Gund possesses particular knowledge and experience in a variety of areas, including international markets, people management, regulatory and government affairs, social responsibility and reputational issues, and strategy and strategic planning, and has public company board experience (including specific experience in compensation, governance and marketing oversight) that strengthens the Board’s collective knowledge, capabilities and experience. Mr. Gordon Gund is the father of Mr. Zachary Gund.

MARY LASCHINGER. Ms. Laschinger, age 54, has served as a Kellogg Director since October 2012. She is Chairman of the Board and Chief Executive Officer of Veritiv Corporation. Previously, Ms. Laschinger served as Senior Vice President of International Paper Company from 2007 to June 2014, and as President of the xpedx distribution business from January 2010 to June 2014. She also served as President of the Europe, Middle East, Africa and Russia business at International Paper, Vice President and General Manager of International Paper’s Wood Products and Pulp businesses, as well as in other senior management roles in sales, marketing, manufacturing and supply chain at International Paper.

As a result of these professional and other experiences, Ms. Laschinger possesses particular knowledge and experience in a variety of areas, including branded consumer products and consumer dynamics, accounting and financial acumen, international markets, manufacturing and supply chain, people management, and sales and distribution oversight that strengthens the Board’s collective knowledge, capabilities and experience.

ANN MCLAUGHLIN KOROLOGOS. Ms. McLaughlin Korologos, age 73, has served as a Kellogg Director since 1989. She served as Chairman of the Board of Trustees of RAND Corporation from April 2004 to April 2009. She is Chairman Emeritus of The Aspen Institute, a nonprofit organization, and is a former U.S. Secretary of Labor. She is a director of Harman International Industries, Inc., Host Hotels & Resorts, Inc., and Michael Kors Holdings Ltd., and within the past five years, has also served as a director of Vulcan Materials Company and AMR Corporation.

As a result of these professional and other experiences, Ms. Korologos possesses particular knowledge and experience in a variety of areas, including regulatory and government affairs, social responsibility and reputational issues, health and nutrition, international markets, marketing, and has public company board experience (including specific experience in audit, compensation, diversity, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

CYNTHIA HARDIN MILLIGAN. Ms. Milligan, age 68, has served as a Kellogg Director since February 2013. She is Dean Emeritus of the College of Business Administration at the University of Nebraska-Lincoln. She also served as a director, Omaha Branch, of the Kansas City Federal Reserve from 2002 to 2007. Prior to joining the University of Nebraska, Ms. Milligan is past president and chief executive officer of Cynthia Milligan & Associates, from 1991 to 1998. She served as Director of Banking and Finance for the State of Nebraska from 1987 until 1991, and prior to that she was a senior partner at Rembolt, Lodtke, Milligan and Berger in Lincoln, Nebraska. Ms. Milligan is a director of Wells Fargo & Company, Raven Industries, Inc., and 20 Calvert-sponsored mutual funds. She has also served as a member of the board of trustees of W.K. Kellogg Foundation since January 1999.

As a result of these professional and other experiences, Ms. Milligan possesses particular knowledge and experience in a variety of areas, including, regulatory and government affairs, accounting and financial acumen, people management, leadership and administration, social responsibility and reputational issues, and public company board experience (including specific experience in credit, risk, governance, and social responsibility oversight) that strengthens the Board’s collective knowledge, capabilities and experience.

2014 DIRECTOR COMPENSATION AND BENEFITS

Only non-employee Directors receive compensation for their services as Directors. For information about the compensation of Mr. Bryant, refer to “Executive Compensation” beginning on page 39. Information regarding Mr. Jenness, former Executive Chairman and current non-executive Director, is included in the Directors’ Compensation Table, which includes the compensation he received as a Kellogg employee.

Our 2014 compensation for non-employee Directors was comprised of annual retainers and equity-based grants. The annual pay is designed to attract and retain diverse, highly-qualified, seasoned, and independent professionals to represent all of our Shareowners, and is targeted at the median of our peer group. Refer to “Compensation Discussion and Analysis — Compensation Approach” for a description of the companies that make up our peer group. The Nominating and Governance Committee reviews our Director compensation program on an annual basis with Cook & Co., the independent compensation consultant, including the competitiveness and appropriateness of the program. Although the Nominating and Governance Committee conducts this review on an annual basis, its general practice is to consider adjustments to Director compensation every other year.

Our compensation is designed to create alignment between our Directors and our Shareowners through the use of equity-based grants. In 2014, approximately 60% of non-employee Director pay was in equity and approximately 40% in cash.

Compensation as of January 3, 2015 (end of fiscal year), for non-employee Directors consisted of the following:

Type of Compensation	Value
Annual Cash Retainer (paid in quarterly installments)	$100,000
Annual Stock Awards Retainer (2,306 shares)	$150,000
Annual Cash Retainer for Committee Chair:
Audit Committee	$20,000
Nominating and Governance and Lead Director	$20,000
Compensation Committee	$15,000
All Other Committees (other than Executive Committee where no retainer is paid)	$10,000

Actual annual pay varies somewhat among non-employee Directors based primarily on committee chair responsibilities. To the extent the dollar value of the Annual Stock Awards Retainer exceeds $150,000 at the time of the grant, the excess amount is deducted from the Annual Cash Retainer payments.

Stock Awards.    Stock awards are granted in early May and for non-employee Directors are automatically deferred pursuant to the Kellogg Company Grantor Trust for Non-Employee Directors. Under the terms of the Grantor Trust, shares are available to a Director only upon termination of service on the Board.

Business Expenses.    Kellogg pays for the business expenses related to Directors attending Kellogg meetings, including room, meals and transportation to and from Board and Committee meetings. At times, a Director travels to and from Kellogg meetings on Kellogg corporate aircraft. Directors are also eligible to be reimbursed for attendance at qualified Director education programs.

Director and Officer Liability Insurance and Travel Accident Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our Directors and officers against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Our D&O Insurance policy does not break out the premium for Directors versus officers and, therefore, a dollar amount cannot be assigned for individual Directors. Travel accident insurance provides benefits to each Director in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Our travel accident insurance policy also covers employees and others while traveling on Kellogg corporate aircraft and, therefore, a dollar amount cannot be assigned for individual Directors.

Elective Deferral Program.    Under the Deferred Compensation Plan for Non-Employee Directors, non-employee Directors may each year irrevocably elect to defer all or a portion of their Board annual cash retainer payable for the following year. The amount deferred is credited to an account in the form of units equivalent to the fair market value of our common stock. If the Board declares dividends, a fractional unit representing the dividend is credited to the account of each participating Director. A participant’s account balance is paid in stock upon termination of service as a Director. The balance is paid in a lump sum or in up to ten annual installments at the election of the Director. In the case of annual installments, dividend equivalents are earned and credited to the participant’s unpaid balance on the date earned until the account is distributed in full.

Minimum Stock Ownership Requirement.    All non-employee Directors are expected to comply with stock ownership guidelines, under which they are expected to hold at least five times the annual cash retainer ($500,000 — five times the $100,000 cash retainer) in stock or stock equivalents, subject to a five-year phase-in period for newly-elected Directors. As of January 3, 2015, all of the non-employee Directors exceeded or were on track to meet this requirement. Mr. Bryant is expected to comply with the stock ownership guidelines described in “Compensation Discussion and Analysis — Executive Compensation Policies — Executive Stock Ownership Guidelines,” which is at least six times annual base salary.

Discontinued Program.    Prior to December 1995, we had a Directors’ Charitable Award Program pursuant to which Kellogg would contribute an aggregate of $1 million upon the death of the Director to organizations of the Directors choice (up to four). In 1995, the Board discontinued this program for Directors first elected after December 1995. In 2014, Mr. Gordon Gund and Ms. McLaughlin Korologos continue to be eligible to participate in this program. We funded the cost of this program for the two eligible Directors through the purchase of insurance policies prior to 2008. We will make cash payments in the future under this program if insurance proceeds are not available at the time of the Director’s death. In 2014, we recognized nonpension postretirement benefits expense associated with this obligation as follows: Mr. Gordon Gund — $23,285 and Ms. McLaughlin Korologos — $20,813. These benefits are not reflected in the Directors’ Compensation Table.

Directors’ Compensation Table

The individual components of the total compensation calculation reflected in the table below are as follows:

Fees and Retainers.    The amounts shown under the heading “Fees Earned or Paid in Cash” consist of annual retainers earned by or paid in cash to our non-employee Directors in 2014. For Mr. Jenness, the amount also includes cash compensation he received until June 2014 in his role as Executive Chairman of the Board.

Stock Awards.    The amounts disclosed under the heading “Stock Awards” consist of the annual grant of deferred shares of common stock, and, for non-employee Directors, the shares are placed in the Kellogg Company Grantor Trust for Non-Employee Directors. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 (Compensation — Stock Compensation).

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Option Awards ($)(4)	Non-equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)		All Other Compensation ($)		Total ($)
Stephanie Burns(10)	93,745	177,001	—	—	—		—		270,746
Benjamin Carson Sr.	99,995	150,005	—	—	—		—		250,000
John Dillon	114,995	150,005	—	—	—		—		265,000
Gordon Gund	119,995	150,005	—	—	—		—		270,000
Zachary Gund(11)	9,239	—	—	—	—		—		9,239
Jim Jenness(7)	399,894	150,005	—	—	123,046	(8)	118,612	(9)	791,557
Donald Knauss	109,995	150,005	—	—	—		—		260,000
Mary Laschinger	99,995	150,005	—	—	—		—		250,000
Ann McLaughlin Korologos	109,995	150,005	—	—	—		—		260,000
Cynthia Milligan	99,995	150,005					—		250,000
La June Montgomery Tabron(10)	93,745	177,001	—	—	—		—		270,746
Rogelio Rebolledo	119,995	150,005	—	—	—		—		270,000
Sterling Speirn(12)	25,000	—	—	—	—		—		25,000

(1)	The aggregate dollar amount of all fees earned or paid in cash for services as a non-employee Director, including annual Board and committee chair retainer fees, in each case before deferrals. For Mr. Jenness, the amount also includes cash compensation he received until June 2014 in his role as Executive Chairman of the Board.

(2)	Other than for Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,306 deferred shares of common stock. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. The grant-date fair value of the stock-based awards will likely vary from the actual value the Director receives. The actual value the Director receives will depend on the number of shares and the price of our common stock when the shares or their cash equivalent are distributed. As of January 3, 2015, none of our non-employee Directors were deemed to have outstanding restricted stock awards, because all of those awards vested in prior years. The number of shares of common stock held by each of our Directors is shown under “Security Ownership — Officer and Director Stock Ownership” on page 5 of this proxy statement.

(3)

For Mr. Jenness, the amount reflects the grant-date fair value calculated in accordance with FASB ASC Topic 718 for the annual grant of 2,306 shares of restricted stock. The shares of restricted stock vested at the time of the grant, but Mr. Jenness must hold the after-tax shares as long as he is a Kellogg Director. The total number of shares of common stock held by Mr. Jenness is shown under “Security Ownership — Officer and Director Stock Ownership” on page 5 of this proxy statement.

(4)	As of January 3, 2015, these Directors had the following stock options outstanding: Benjamin Carson 15,000 options; John Dillon 15,000 options; Gordon Gund 15,000 options; Jim Jenness 5,000 options; Don Knauss 6,931 options; Ann McLaughlin Korologos 15,000 options; Rogelio Rebolledo 2,534 options; and Sterling Speirn 781 options. The number of stock options held by our Directors is a function of years of Board service and the timing of exercise of vested awards. These options were granted in previous years as a component of the non-employee Directors’ annual compensation. In December 2008, the Board decided to stop granting stock options to non-employee Directors.

(5)	Kellogg does not have a non-equity incentive plan for non-employee Directors.

(6)	Kellogg does not have a pension plan for non-employee Directors and does not pay above-market or preferential rates on non-qualified deferred compensation for non-employee Directors.

(7)	Mr. Jenness received compensation in 2014 of approximately $550,000, which included the same long-term incentives granted to non-employee Directors (2,306 shares of restricted stock). The shares of restricted stock vested at the time of the grant, but, similar to the other Directors, Mr. Jenness must hold the shares as long as he is a Kellogg Director. The Board, following a review by the independent compensation consultant, determined the total compensation amount for Mr. Jenness to be reasonable and competitive.

(8)	During the time that Mr. Jenness was Executive Chairman, he was covered as an employee by our U.S. Pension Plans provided to other U.S.-based NEOs. Mr. Jenness was entitled to a lump sum pension benefit from the non-qualified restoration plans that was scheduled to begin on January 1, 2008 (which we refer to as the election date), however, Mr. Jenness continued as an employee beyond that date. Mr. Jenness did not receive any further benefit other than interest credited to his January 1, 2008 benefit from that date until the date of actual commencement. In accordance with the terms of those non-qualified restoration plans, the pension benefit (stated as a single life annuity of $155,167) was converted to a lump sum amount using the PBGC interest rate in effect in October 2007. The lump sum accrued interest at the 30-year treasury rate from the election date. The increase represents the interest earned during 2014.

(9)	Represents the amount Mr. Jenness received in Kellogg contributions to our Savings & Investment Plan and Restoration Plan ($13,605) and the annual cost of the Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees) ($105,007) during the time he served as Executive Chairman.

(10)	Dr. Burns and Ms. Montgomery Tabron were elected as Directors on February 21, 2014.

(11)	Mr. Zachary Gund was elected as Director on October 24, 2014, and his initial term as Director began December 1, 2014.

(12)	Mr. Speirn retired as a Director in February 2014.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction.    This discussion and analysis provides information regarding the compensation program in place for our CEO, CFO, and the three other most highly-compensated executive officers as of the end of fiscal 2014. In this proxy statement, we refer to our CEO, CFO, and the other three individuals as our “Named Executive Officers” or “NEOs.”

In order to present Kellogg’s executive compensation program in a simple and understandable manner, the Compensation Discussion and Analysis has been organized into the following sections:

I.	Executive Summary – an overview of our compensation program.

II.	Core Principles – the fundamental tenets upon which our compensation program is built, such as pay for performance.

III.	Compensation Approach – the process used to develop plan design, set compensation, and verify that actual pay is consistent with our Core Principles.

IV.	Compensation Plans and Design – the elements of the compensation program and 2014 pay.

V.	Compensation Policies – key policies that govern the operation of the plans.

It is important to read this section in conjunction with the detailed tables and narrative descriptions under “Executive Compensation” beginning on page 39 of this proxy statement.

I. Executive Summary.    This executive summary highlights core principles of our compensation program and the approach followed by the Compensation Committee.

Core Principles.    We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance plan and stock option plan, and by limiting perquisites.

Shareowner Alignment.    We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our Compensation Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.

Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

Overview.    Recently, the Compensation Committee took the following actions:

•

Annual Incentive Plan (AIP) Corporate Payouts (Pay for Performance). Based on Kellogg’s corporate targets, established when the plan was adopted, and the actual 2014 performance, the Compensation Committee determined that a payout of 77% of the 2014 AIP target would be made to our NEOs for 2014 corporate performance (before taking individual performance into consideration). The Committee determined that, after considering a variety of factors, this below target payout would be consistent with the performance of the Company.

•

2012-2014 Executive Performance Plan (EPP) Payouts (Pay for Performance). The Compensation Committee, exercising its discretion, determined that a payout of 35% of the 2012-2014 EPP target would be made to our NEOs for the 2012-2014 corporate performance. The Committee determined that, after considering a variety of factors, the below target payout would be consistent with the performance of the Company.

•

Advisory Resolution to Approve Executive Compensation (Shareowner Alignment). When setting compensation, and in determining compensation policies and practices, the Compensation Committee took into account the results of the 2014 Shareowner advisory resolution to approve executive compensation. At the 2014 Annual Shareowners’ Meeting, approximately 96% of votes cast approved Kellogg’s compensation program for our NEOs. In addition, during the course of 2014, we continued the practice of engaging with our large Shareowners about various corporate governance topics including executive compensation. The Compensation Committee took the strong results of the advisory resolution and feedback from the Shareowner outreach into account by continuing to emphasize the Core Principles underlying Kellogg’s executive compensation program.

•

Updated Change of Control Severance Policy (Compensation Approach). In 2014, as part of its periodic review, the Compensation Committee reviewed the Company’s Change of Control Severance Policy and arrangements applicable to our NEOs and compared the arrangements to market practice. Based on that analysis, the Committee determined that certain changes were appropriate in light of evolving market practices. The arrangements were changed to eliminate the excise tax gross-ups, simplify and reduce the potential amounts payable following a change of control, and add restrictive covenants and a release of claims as a condition to receiving payment under the Policy.

•

Long-term Incentives Mix (Pay for Performance). For 2015 compensation to our NEOs, the Compensation Committee determined that an adjustment to the long-term incentives mix was appropriate from approximately 70% options and approximately 30% EPP to approximately 50% options and approximately 50% EPP, increasing the ratio of NEO pay that is performance-based with specific performance metrics. This change will reduce the Company’s share utilization rates.

•

2015-2017 EPP Metrics (Shareowner Alignment). For the 2015-2017 EPP, the Compensation Committee changed the EPP metrics from comparable net sales and comparable operating profit to cash flow and relative total shareowner return, to further strengthen the ongoing and continued link between the interests of NEOs and Shareowners.

•

Compensation Risk Assessment (Mitigating Risk). In 2014, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

•

Independent Compensation Consultant (Compensation Approach). The Compensation Committee engaged Cook & Co. as its independent compensation consultant in 2014. Kellogg’s policy requires that the compensation consultant not provide any consulting or other services to Kellogg or its executive officers other than the work performed on behalf of the Compensation Committee or the Board.

II. Core Principles.    Our compensation program is based on the following core principles — each of which is more fully described below.

•	Pay for Performance,

•	Shareowner Alignment,

•	Values-Based, and

•	Mitigating Risk.

Pay for Performance.    The fundamental principle underlying our compensation programs is pay for performance. That is, linking the amount of actual pay to the performance of Kellogg and each NEO.

We accomplish this in several ways, including ensuring that target pay levels are market based, utilizing “performance-based” pay, and limiting perquisites (each of which is more fully described below).

For our 2014 Annual Incentive Plan (AIP), our corporate AIP performance target for comparable operating profit was 1.0% growth, while full-year performance was a decline of 3.9%. The corporate AIP performance target for comparable net sales was 1.0% growth, while full-year performance was a decline of 2.0%. The AIP performance target for cash flow was $1.05 billion, while full-year performance was $1.21 billion. Overall, operating profit and net sales were below expectations, and cash flow was above expectations. Under the specific AIP thresholds and bandwidths that were established at the beginning of the year, the formulaic result of the Company’s performance is a corporate payout of 77% of target. In exercising its judgment-based methodology, the Compensation Committee considered a number of factors, including the actual performance against the initial targets, performance versus the peer group, total shareowner return, alignment between estimated quartile performance and quartile payout, key business activities (i.e., the execution of Project K, Kellogg’s four year efficiency and effectiveness program publicly announced in November 2013), and otherwise assessed the appropriate pay for the Company’s performance. The 2014 performance is reflected in the fact that our NEOs, before consideration for individual performance, received a fourth quartile, below target payout of 77% of the target under the 2014 AIP.

For the 2012-2014 Executive Performance Plan (EPP), the Compensation Committee reviewed our performance versus the comparable operating profit target established in 2012 for purposes of Section 162(m) and determined that the target had been reached. For this period, Kellogg achieved comparable net sales growth of 1% and comparable operating profit decline of 2.4%, which if unadjusted, would have resulted in a payout of up to 50% of the 2012-2014 EPP target share amount. The Committee then considered the following additional factors regarding company performance during the performance period in determining the payout amount: (i) the total shareholder return for Kellogg of 41.9% from 2012 to 2014, placing Kellogg in the third quartile of our peer group; (ii) payouts for similar programs for our peer group; (iii) the execution of Project K, Kellogg’s four-year efficiency and effectiveness program publicly announced in November 2013; and (iv) the acquisition and integration of the Pringles® business, and used a judgment-based methodology in exercising its discretion to set the fourth quartile, below target actual payout of 35% of the 2012-2014 EPP target to our NEOs.

Market Driven Compensation.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group to ensure that our executives are appropriately compensated, and we are able to recruit and retain the right talent for the organization. Actual compensation ranges above or below the 50th percentile of our compensation peer group based on performance against pre-determined goals that are designed to drive sustainable results and increase Shareowner value.

Performance-based Compensation.    A significant portion of our NEOs’ target compensation is “performance-based” pay tied to both short-term performance (Annual Incentive Plan awards) and long-term performance (Executive Performance Plan awards and stock options). For our CEO, 89% of 2014 target compensation (salary, annual incentives and long-term incentives) was comprised of performance-based incentives.

Performance-Based Compensation

The chart above highlights the percentage contribution of each element of the 2014 target compensation. The chart demonstrates how base salary (fixed component) contributes less for the CEO from a percentage standpoint than the other NEOs.

Limited Perquisites.    To further ensure pay for performance, executives receive limited perquisites, as shown on page 39. For additional information about perquisites, refer to “Executive Compensation — Summary Compensation Table — footnote (5).”

Shareowner Alignment.    Aligning the interests of our executives with Shareowners is an important way to drive behaviors that will generate long-term Shareowner value. We align these interests by using equity awards that have a long-term focus and by maintaining robust stock ownership guidelines (each of which is more fully described below). Equity-based incentives are an effective method of facilitating stock ownership and further aligning the interests of executives with those of our Shareowners. Consequently, a significant portion of our NEOs’ total target compensation is comprised of equity-based incentives (72% for CEO).

At the 2014 Annual Shareowners’ Meeting, Shareowners expressed strong support with approximately 96% of votes cast in favor of Kellogg’s “Say-on-Pay” proposal. In addition, during the course of 2014, the Company continued its practice of engaging with our large Shareowners about various corporate governance topics including executive compensation. When setting compensation, and in determining compensation policies and practices like the updates to the Change of Control arrangements, the change in long-term incentives mix, and the new 2015-2017 EPP metrics, the Compensation Committee took into account feedback from Shareowners received through the Company’s Shareowner outreach program, as well as the strong results of the 2014 Shareowner advisory resolution to approve executive compensation.

Longer-Term Focus.    Our Executive Performance Plan (EPP) is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical goals over three-year periods. For the 2012-2014 EPP, 2013-2015 EPP, and 2014-2016 EPP, these goals were tied to financial metrics such as comparable net sales growth and comparable operating profit growth. For the 2015-2017 EPP, the metrics are cash flow and relative total shareowner return over three-year periods, to further strengthen the ongoing and continued link between the interests of NEOs and Shareowners. In addition, stock options granted in 2014 vest in three equal annual installments in 2015, 2016, and 2017, and are exercisable until the 10th anniversary of the grant date.

Stock Ownership Guidelines.    Kellogg has established robust share ownership guidelines to strengthen the ongoing and continued link between the interests of NEOs and Shareowners. The Chairman and CEO is expected to own shares equal to at least six times annual base salary. The other NEOs are expected to own shares equal to at least three times their annual base salary. The Company has a holding period which requires that all of our NEOs hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. Our NEOs currently exceed or meet their ownership guidelines.

Values-Based.    Kellogg’s compensation program is designed to reward an executive’s performance and contribution to Kellogg’s objectives. The NEOs are evaluated on their specific contributions, as well as the behaviors they exhibit as they drive results. In other words, our compensation is linked to “what” each NEO contributes as well as “how” an NEO makes those contributions. The shared behaviors (what we call our “K Values”) that Kellogg expects from its NEOs and believes are essential to achieving long-term dependable and sustainable growth and increased value for Shareowners are as follows:

•	Acting with integrity and showing respect;

•	Being accountable for our actions and results;

•	Being passionate about our business, our brands and our food;

•	Having the humility and hunger to learn;

•	Striving for simplicity; and

•	Loving success.

Mitigating Risk.    The compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. Kellogg’s compensation program mitigates risk by balancing short-term and rolling multi-year incentives using various financial metrics to ensure the business grows in a balanced manner. In addition, the use of clawback provisions further drives risk mitigation by creating appropriate remedies under certain circumstances.

In 2014, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

Clawback Policies.    We maintain clawback provisions in each of our Annual Incentive Plan, stock options, and Executive Performance Plan programs which give the Company the ability to recover (“clawback”) previously granted payments. The provisions allow Kellogg to recoup performance-based gains by executive officers (and other program participants) for violations of Kellogg policy or misconduct causing a financial restatement.

III. Compensation Approach.    Our compensation approach is based on (1) independent decision making, (2) utilizing peer group data to appropriately target compensation levels, (3) targeting compensation at the 50th percentile of the peer group, (4) following a consistent, rigorous target setting process, and (5) utilizing verification tools to ensure appropriate decisions are being made. Each is described more fully below.

Independence.    Our Compensation Committee is responsible for administering the compensation program for executive officers of Kellogg. The members of the Compensation Committee are fully independent. None of the Compensation Committee members are current or former employees of Kellogg, and they are not eligible to participate in any of our executive compensation programs. For more information, see “Board and Committee Membership — Compensation Committee.” In addition, the Compensation Committee has utilized an independent compensation consultant for many years, and engaged Cook & Co. as its independent compensation consultant for 2014.

Cook & Co. works directly for the Compensation Committee, and, pursuant to Company policy, is prohibited from providing any consulting or other services to Kellogg or our executive officers other than the work performed on behalf of the Compensation Committee or the Board. The Committee has considered the independence of Cook & Co. in light of SEC rules and NYSE listing standards. In connection with this process, the Committee has reviewed, among other items, a letter from Cook & Co. addressing the independence of Cook & Co. and the members of the consulting team serving the Committee, including the following factors: (i) services provided to Kellogg by Cook & Co., (ii) fees paid by Kellogg as a percentage of Cook & Co.’s total revenue, (iii) policies or procedures of Cook & Co. that are designed to prevent conflicts of interest, (iv) any business or personal relationships between the senior advisor of the consulting team with a member of the Committee, (v) any Company stock owned by the senior advisor or any member of his immediate family, and (vi) any business or personal relationships between our executive officers and the senior advisor. The Committee discussed these considerations and concluded that the work performed by Cook & Co. and its senior advisor involved in the engagement did not raise any conflict of interest.

Peer Group.    We benchmark ourselves against comparable companies (our “compensation peer group”) to ensure that our executive officer compensation is competitive in the marketplace. The Compensation Committee uses peer group data to benchmark our compensation with respect to base salary, target annual and long-term incentives and total compensation. For 2014, our compensation peer group was comprised of the following branded consumer products companies:

Campbell Soup Co.	General Mills, Inc.	Mondelēz International
Clorox Co.	The Hershey Co.	McDonald’s Corp.
The Coca-Cola Co.	H.J. Heinz Co.	NIKE, Inc.
Colgate-Palmolive Co.	Hormel Foods Corp.	PepsiCo Inc.
ConAgra Foods, Inc.	Kimberly-Clark Corporation	Whirlpool Corp.
Dr. Pepper Snapple Group Inc.	Kraft Foods Group	Yum! Brands, Inc.
Estee Lauder Companies, Inc.	Mattel, Inc.

The Compensation Committee periodically reviews the compensation peer group to confirm that it continues to be an appropriate benchmark for our program. The Compensation Committee determines the compensation peer group, taking into account input from the independent compensation consultant whose viewpoints are based on objective screening criteria for a variety of factors. The Compensation Committee considers a variety of criteria to determine our peer group, including companies that (i) are in the same or similar lines of business, (ii) compete for the same customers with similar products and services, (iii) have comparable financial characteristics that investors view similarly, (iv) consider Kellogg a peer, (v) proxy advisory firms consider Kellogg’s peers, and (vi) are within a reasonable range in terms of percentile rank of Kellogg for key financial metrics such as revenue, pre-tax income, total assets, total equity, total employees, market capitalization, and composite percentile rank.

We believe that our compensation peer group is representative of the market in which we compete for talent. The size of the group has been established so as to provide sufficient benchmarking data across the range of senior positions in Kellogg. Our compensation peer group companies were chosen because of their leadership positions in branded consumer products and their overall relevance to Kellogg. The quality of these organizations has allowed Kellogg to maintain a high level of continuity in the peer group, providing a consistent measure for benchmarking compensation.

The composition of our compensation peer group has changed over time based on market events such as mergers and other business combinations.

50th Percentile.    All components of our executive compensation package are targeted at the 50th percentile of our compensation peer group. We believe targeting the 50th percentile allows Kellogg to recruit the best talent for the organization, while providing a good balance between paying for performance and controlling our compensation expense. Once we set compensation at the 50th percentile, actual pay will depend largely upon Kellogg’s performance versus our operating plan budgets and in part upon our performance peer group. Again, the design drives pay for performance. Our 2014 “performance peer group” consists of food companies in the broader compensation peer group (Campbell Soup Co., ConAgra Foods, Inc., General Mills, Inc., The Hershey Co., Kraft Foods Group, Mondelēz International and PepsiCo Inc.), plus The J.M. Smucker Co., McCormick & Co., Nestlé S.A. and Unilever N.V. The performance peer companies were chosen because they most closely compete with Kellogg in the consumer marketplace and for investors’ dollars, and face similar business dynamics and challenges.

Process.    Each year, the Compensation Committee follows a consistent, rigorous process to determine compensation for the NEOs and other senior executives. The following process occurs during several meetings over several months.

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The independent compensation consultant presents the Compensation Committee with relevant compensation information such as a market assessment, peer group benchmarking data, information about other relevant market practices, and emerging trends.

•	The independent consultant makes recommendations to the Compensation Committee regarding target levels for total compensation and each pay element for the CEO.

•	The CEO makes recommendations to the Compensation Committee regarding the performance and compensation for each NEO (other than himself).

•	The Compensation Committee reviews the information provided by the independent compensation consultant and the compensation recommendations at regular meetings and in Executive Session.

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Based on its review of performance versus our operating plan, performance against the peer group, individual performance, input from the independent compensation consultant and other factors, the Compensation Committee makes recommendations to the independent members of the Board regarding the compensation for the CEO and the other NEOs.

•	The independent members of the Board determine the compensation of the CEO and the other NEOs.

Verification Tools.    The Compensation Committee utilizes several tools to help verify that the design of our program is consistent with our Core Principles and that the amount of compensation is within appropriate competitive parameters. For example, each year, the Compensation Committee reviews “pay tallies,” which includes a detailed analysis of each NEO’s target and actual annual cash compensation, equity awards, retirement benefits, perquisites, change-in-control and severance payments. The Compensation Committee also reviews wealth accumulation, which includes the projected value of each NEO’s equity awards and retirement benefits. This analysis describes the amount of compensation each NEO has accumulated to date. In connection with this review, no unintended consequences or other concerns of the compensation program design were discovered. In addition, the Compensation Committee concluded that the total compensation of the NEOs aligns pay with performance and is appropriate and reasonable. In addition, our Compensation Committee uses a key financial metric, total shareowner return, as a tool to verify our pay for performance connection.

IV. Compensation Plans and Design.    NEO compensation includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for NEOs is comprised of base salary and the AIP. Long-term incentives consist of stock option grants and three-year EPP.

Total Compensation.    The target for total compensation and each element of total compensation is the 50th percentile of our compensation peer group. In setting the compensation for each NEO, the Compensation Committee considers individual performance, experience in the role and contributions to achieving our business strategy. We apply the same Core Principles and Compensation Approach in determining the compensation for all of our NEOs, including the CEO. The Compensation Committee also exercises appropriate business judgment in how it applies the standard approaches to the facts and circumstances associated with each NEO.

At the time we set compensation, actual compensation percentiles for the preceding fiscal year are not available. So, we are unable to compare actual to target compensation on a percentile basis for our NEOs because of timing. The companies in our compensation peer group do not all report actual compensation on the same twelve month basis. Even if this information were available we do not believe it would provide Shareowners with a fair understanding of our executive compensation program because actual compensation can be impacted by a variety of factors, including changes in stock prices, company performance and vesting of retirement benefits.

Key elements of our 2014 NEO compensation program are as follows.

Element	Purpose	Characteristics

Base Salaries	Compensates executives for their level of responsibility and sustained individual performance. Also, helps attract and retain strong talent.	Fixed component; evaluated annually

Annual Incentives (AIP)	Promotes achieving our annual corporate and business unit financial goals, as well as people safety, food safety and diversity and inclusion.	Performance-based cash opportunity; amount varies based on company and business results, and individual performance.

Long-Term Incentives (EPP and Options)	Promotes (a) achieving our long-term corporate financial goals through the Executive Performance Plan and (b) stock price appreciation through stock options.	Performance-based equity opportunity; amounts earned/realized will vary from the targeted grant-date fair value based on actual financial and stock price performance.

Retirement Plans	Provides an appropriate level of replacement income upon retirement. Also, provides an incentive for a long-term career with Kellogg, which is a key objective.	Fixed component; however, contributions tied to pay vary based on performance.

Post-Termination Compensation	Facilitates attracting and retaining high caliber executives in a competitive labor market in which formal severance plans are common.	Contingent component; only payable if the executive’s employment is terminated under certain circumstances.

Base Salaries.    Base salaries for NEOs are targeted at the 50th percentile of the compensation peer group, and are set based on an NEO’s experience, proficiency, and sustained performance in role. The Compensation Committee judged each NEO’s base salary for 2014 to be appropriately positioned relative to the 50th percentile based on this analysis. Annually, the Compensation Committee evaluates whether to award base salary merit increases, including considering changes in an NEO’s role and/or responsibility. In 2014, the NEOs received base salary merit increases that in the Committee’s view correctly positioned each NEO’s salary relative to the 50th percentile based on sustained performance.

Annual Incentives.    Annual incentive awards to the NEOs are paid under the terms of the Kellogg Senior Executive Annual Incentive Plan (“AIP”), which was approved by the Shareowners and is administered by the Compensation Committee. Awards granted to NEOs under the terms of the AIP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. Once the targets for purposes of Section 162(m) are reached (as was the case for fiscal 2014), the Compensation Committee uses a judgment-based methodology in exercising its discretion from the maximum payout level permitted under Section 162(m) to determine the actual payout for each NEO. As part of this methodology, at the beginning of fiscal 2014, the Compensation Committee established for each NEO annual incentive opportunities as a percentage of an executive’s base salary (“AIP Target”). The AIP Targets for each NEO are based on the 50th percentile of the compensation peer group.

Each year, the Compensation Committee sets performance ranges (which we refer to as “bandwidths”) centered on performance targets for comparable operating profit, comparable net sales, and cash flow to help determine what percentage of the AIP Target would be paid out to each NEO. The targets and bandwidths are based on our operating plan for the fiscal year and are designed to achieve our objectives for sustainable, dependable growth. Targets are then compared with the forecasted performance of the performance peer group to ensure that our operating plan targets are reasonable and challenging relative to the forecasted performance for the performance peer group. Operating plan targets generally fall within the median range of forecasted performance for the performance peer group with the maximum and minimum of the bandwidth falling generally within the top and bottom quartiles, respectively, of the performance peer group forecast.

The actual percent of the AIP Target paid to our NEOs each year can range from 0% to 200% of the target opportunity, based primarily upon corporate performance against comparable net sales, comparable operating profit, cash flow, safety and diversity. Consistent with the 0% to 200% bandwidth for the AIP payout relative to AIP Target, each performance metric similarly can have an impact above or below the 100% target depending on performance against that metric, with the actual AIP payout capped at 200% of AIP Target. 90% of the target corporate opportunity consists of comparable operating profit growth, comparable net sales growth and cash flow performance and are weighted 50%, 30% and 20%, respectively. People safety, food safety and quality, and diversity and inclusion comprise the remaining 10% of target corporate opportunity.

The Compensation Committee and management believe that by using the financial metrics of operating profit, net sales and cash flow Kellogg is encouraging profitable top line growth and cash generation for Shareowners. The Compensation Committee and management further believe that the financial metrics should measure comparable operating performance. Consequently, our measures of comparable operating profit growth and comparable net sales growth exclude the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with the acquisition of Pringles®, costs related to Project K, differences in shipping days, and certain corporate development costs. For these reasons, comparable operating profit growth and comparable net sales growth are not consistent with the GAAP measures of operating profit and net sales growth. In addition, the performance targets for comparable operating profit growth and comparable net sales growth used in the AIP reflect certain budgeted assumptions relating to integration costs and shipping day differences in our operating plan to facilitate year-to-year comparisons. Finally, we measured cash flow, another non-GAAP measure, by reducing operating cash flow by an amount equal to Kellogg’s capital expenditures. As a result of the budgeted assumptions, performance reported in our financial statements may differ from performance against our AIP performance targets.

In addition to operating results, each NEO is held accountable for achieving annual goals set at the start of the fiscal year relating to current organizational capabilities and future organizational requirements. Consistent with our commitment to a balanced approach between individual performance and adherence to our Core Principles, each NEO’s performance is assessed both against his level of individual achievement against these agreed upon goals and the alignment of his behavior in achieving those goals with our core values. We refer to this as balancing the “what” and the “how” of individual performance.

In 2014, all of the NEOs were participants in the AIP. For the NEOs, 90% of the annual incentive opportunity was based on performance against financial metrics (operating profit, net sales, and cash flow, as described above) and 10% was based on performance against non-financial metrics (people safety, food safety and quality, and diversity and inclusion). For each non-financial metric, objective and challenging performance targets were set at the beginning of the fiscal year. The non-financial metric performance targets were set such that 100% performance against those targets were designed to achieve world class levels of people safety, food safety and quality, and diversity and inclusion. With respect to the financial metrics, our 2014 AIP performance target for comparable operating profit was 1.0% growth, while our full-year performance was a decline of 3.9%. The AIP performance target for comparable net sales was 1.0% growth, while our full-year performance was a decline of 2.0%. The AIP cash flow performance target was $1.05 billion, and our full-year performance was $1.21 billion. Overall, operating profit and net sales were below expectations, and cash flow was above expectations. For the 2014 non-financial metrics, full-year performance was below people safety targets, was at target for the food safety and quality measures, and was below target for diversity and inclusion.

The actual payout factor applied for each metric is calculated based on how 2014 results compared to each performance goal. Under the specific AIP thresholds and bandwidths that were established at the beginning of the year, the formulaic result of Kellogg’s performance is a corporate payout factor of 77% of target. For the non-financial metrics, full-year performance against the targets resulted in an 80% of target payout factor, a payout factor broadly in line with the overall AIP payout factor (77% of target) which incorporates all of the AIP performance metrics (both financial and non-financial). In exercising its judgment-based methodology, the Compensation Committee considered a number of factors, including the actual performance against the initial targets, performance versus the peer group, total shareowner return, alignment between estimated quartile performance and quartile payout, key business activities (i.e., the execution of Project K, Kellogg’s four year efficiency and effectiveness program publicly announced in November 2013), and otherwise assessed the appropriate pay for the Company’s performance. The 2014 performance is reflected in the fact that the Compensation Committee determined that our NEOs, before consideration for individual performance, should receive a fourth quartile, below target payout of 77% of target for the 2014 AIP. Based on these results discussed above and exercising its judgment-based methodology, the Compensation Committee determined that 77% of the AIP Target would be paid out to our NEOs, other than Mr. Hirst, for 2014. The Compensation Committee considered Mr. Hirst’s individual performance in 2014, and awarded him an AIP amount equal to 112% of his AIP Target. The Compensation Committee considered a number of factors in assessing his individual performance including the overall operational performance of Kellogg’s supply chain organization across the network and strong execution of supply chain elements of Project K.

The chart below includes information about the 2014 AIP for each NEO.

	AIP Target		AIP Maximum	2014 AIP Payout (Paid in March 2015)
	% of Base Salary(1)	Amount($)	Amount($)	% of AIP Target	Amount of AIP Payout ($)
John Bryant	150%	1,800,000	3,600,000	77%	1,386,000
Paul Norman	100%	723,700	1,447,400	77%	557,200
Ron Dissinger	100%	669,500	1,339,000	77%	515,500
Alistair Hirst	85%	455,600	911,200	112%	510,300
Gary Pilnick	90%	595,500	1,191,000	77%	458,500

(1)	For AIP purposes, incentive opportunities are based on executives’ salary levels at the last day of the calendar year. Annual salary increases become effective in April of each year.

Long-Term Incentives.    Long-term incentives are provided to our executives under the 2013 Long-Term Incentive Plan (or LTIP), which was approved by Shareowners. These incentives are intended to promote achieving our long-term corporate financial goals and earnings growth. The LTIP allows for grants of stock options, stock appreciation rights, restricted shares and performance shares and units (such as Executive Performance Plan awards), and is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay (resulting in paid awards being tax deductible to Kellogg). The total amount of long-term incentives for the NEOs (based on the grant date expected value) is targeted at the 50th percentile of the compensation peer group.

All of the 2014 long-term incentive opportunity for the NEOs was provided through equity-based awards, which the Compensation Committee believes best achieves several of the Core Principles, including Pay for Performance and Shareowner Alignment. For 2014, the Compensation Committee determined that the NEOs would receive approximately 70% of their total long-term incentive opportunity in stock options and the remaining 30% in performance shares (granted under the Executive Performance Plan, as discussed below). This targeted mix was weighted more heavily to performance shares for the CEO. For 2015 compensation, the Compensation Committee determined that the NEOs would receive approximately 50% of their total long-term incentive opportunity in stock options and the remaining 50% in performance shares (granted under the Executive Performance Plan). The Compensation Committee established this mix of awards after considering our Core Principles, compensation peer group practices and cost implications.

Stock Options.    The Compensation Committee believes stock options align NEOs with Shareowners because the options provide value to the NEO only if our stock price increases after the grants are made. Stock option awards for our NEOs are determined on a position-by-position basis using proxy and survey data for corresponding positions in our compensation peer group. Individual awards may vary from target levels based on the individual’s performance, ability to impact financial performance and future potential. The exercise price for the options is set at the closing trading price on the date of grant. The minimum vesting period for stock option awards to our NEOs is three years, with one-third of the stock option award vesting each year over the three-year period. Stock options are exercisable for ten years after grant, which further drives Shareowner alignment by encouraging a focus on long-term growth and stock performance.

The options granted in 2014 vest and become exercisable in three equal annual installments with one-third vesting on February 21, 2015 (the first anniversary of the grant date), one-third vesting on February 21, 2016 (the second anniversary of the grant date) and the final third vesting on February 21, 2017 (the third anniversary of the grant date). The per-share exercise price for the stock options is $59.95, the closing trading price of Kellogg common stock on the date of the grant. Approximately 89% of the stock options covered by the 2014 grant were made to employees other than the NEOs.

Executive Performance Plan.    The Executive Performance Plan (“EPP”) is a stock-based, pay for performance, multi-year incentive plan intended to focus senior management on achieving critical multi-year operational goals. These goals, such as comparable net sales growth and comparable operating profit, are designed to increase Shareowner value. Comparable net sales growth and comparable operating profit growth exclude the impact of foreign currency translation, mark-to-market adjustments, acquisitions, dispositions, transaction and integration costs associated with the acquisition of Pringles, costs related to Project K, differences in shipping days, and certain corporate development costs. Performance under EPP is measured over the three-year performance period based on performance levels set at the start of the period. Vested EPP awards are paid in Kellogg common stock.

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2014-2016 EPP.    Similar to the AIP, awards granted to NEOs under the terms of the EPP are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Compensation Committee approves the targets and bandwidths for the 2014-2016 EPP in the same manner as the targets and bandwidths for the AIP. The bandwidths are based on our long-range operating plan, and are intended to be realistic and reasonable, but challenging, in order to drive sustainable growth.

The Compensation Committee and management believe that the metrics for the 2014-2016 EPP — comparable net sales growth and comparable operating profit growth — emphasize the importance of revenue and profit and are strongly linked to performance of Kellogg and Shareowner value. Similar to the AIP, once the Compensation Committee confirms the performance level delivered is at the level for which the NEOs are eligible to receive a payout under the EPP, the Compensation Committee uses a judgment-based methodology in exercising its discretion to determine the actual payout for each NEO. However, unlike the AIP, the Compensation Committee does not consider individual performance in determining payouts. The Compensation Committee weighs only company performance when determining actual payouts under the EPP.

In 2014, the Compensation Committee set each individual’s target at 30% of his or her total long-term incentive opportunity. Participants in the EPP have the opportunity to earn between 0% and 200% of their EPP target, however, dividends are not paid on unvested EPP awards. For the 2014-2016 EPP, the corporate performance target for compound annual comparable net sales growth is 2% and for compound annual comparable operating profit growth is 3%. The 2014-2016 EPP cycle began on December 29, 2013 (first day of fiscal 2014) and concludes on December 31, 2016 (last day of fiscal 2016). The 2014-2016 EPP award opportunities, presented in number of potential shares that can be earned, are included in the Grant of Plan-Based Awards Table on page 43 of this proxy statement.

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2012-2014 EPP.    For the 2012-2014 EPP, the performance period ended on January 3, 2015 (the last day of fiscal 2014). In February 2015, after Kellogg’s 2014 annual audited financial statements were completed, the Compensation Committee reviewed our performance versus the operating profit growth target established in 2012 for purposes of Section 162(m). The Compensation Committee determined that the target set for purposes of Section 162(m) had been reached. The Compensation Committee then considered other aspects of company performance and used a judgment-based methodology in exercising its discretion to determine the actual payout for each NEO.

For the period covering fiscal years 2012-2014, Kellogg’s results were comparable net sales growth of 1% and comparable operating profit decline of 2.4%, which if unadjusted, would have resulted in a payout of up to 50% of the 2012-2014 EPP target share amount. The Committee then considered the following additional factors regarding company performance during the performance period in determining the payout amount: (i) the total shareholder return for Kellogg of 41.9% from 2012 to 2014, placing Kellogg in the third quartile of our peer group; (ii) payouts for similar programs for our peer group; (iii) the execution of Project K, Kellogg’s four-year efficiency and effectiveness program publicly announced in November 2013; and (iv) the acquisition and integration of the Pringles® business.

After exercising its judgment-based methodology, the Compensation Committee determined the actual payout would be 35% of the 2012-2014 EPP target share amount. The 2012-2014 EPP awards vested in February 2015.

The chart below includes information about 2012-2014 EPP opportunities and actual payouts:

	EPP Target Amount(#)	EPP Maximum Amount(#)	2012-2014 EPP Payout (Paid in February 2015)
			% of EPP Target	Amount(#)	Amount($)(1)
John Bryant	34,600	69,200	35%	12,110	776,130
Paul Norman	10,500	21,000	35%	3,675	235,531
Ron Dissinger	8,100	16,200	35%	2,835	181,695
Alistair Hirst	2,100	4,200	35%	735	47,106
Gary Pilnick	7,300	14,600	35%	2,555	163,750

(1)	The payout is calculated by multiplying the earned shares by the closing price of our common stock on February 20, 2015, which was $64.09 per share.

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Restricted Stock and Restricted Stock Units.    We award restricted stock and restricted stock units from time to time to selected executives and employees based on a variety of factors, including facilitating recruiting and retaining key executives. The Company’s practice when granting any of these awards to NEOs is to provide a grant approximately equal to one times the employee’s base salary. For grants to NEOs, restricted stock awards vest and become unrestricted after a three year post-grant holding period. In 2014, there were no restricted stock or restricted stock units issued to the NEOs.

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Post-Termination Compensation.    The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits, which are competitive with the compensation peer group and general industry practices, are payable if and only if the executive’s employment is terminated without cause. The Kellogg Severance Benefit Plan and the Change of Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners. Kellogg’s severance program is consistent with market practices, and cash severance for our grandfathered NEOs is payable in the amount of two times the current annual salary plus two times target annual incentive awards prior to separation. In 2011, the Compensation Committee modified severance benefits for newly-named senior executives to more closely align with the 50th percentile of our compensation peer group. Cash severance for newly-named senior executives is now payable in the amount of two times the current annual salary. The potential severance amount no longer includes annual incentive awards for newly-named senior executives. Cash compensation following a change in control for NEOs is payable in the amount of two times the current annual salary plus two times the current target annual incentive award and a prorated portion of the target annual incentive award for the current year. For more information, please refer to “Potential Post-Employment Payments,” which begins on page 52 of this proxy statement.

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Retirement Plans.    Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive only) to a broad base of employees. The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus, an individual’s performance over time will influence the level of his or her retirement benefits. Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). In addition, we do not pay above-market interest rates on amounts deferred under either our qualified or non-qualified savings and investment plans. For more information, please refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans,” which begins on page 48 of this proxy statement.

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Perquisites.    The Compensation Committee believes that it has taken a conservative approach to perquisites. The Summary Compensation Table beginning on page 39 of this proxy statement contains itemized disclosure of all perquisites to our NEOs, regardless of amount.

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Employee Stock Purchase Plan.    We have a tax-qualified employee stock purchase plan that is made available to substantially all U.S. employees, which allows participants to acquire Kellogg stock at a discount price. The purpose of the plan is to encourage employees at all levels to purchase stock and become Shareowners. The plan allows participants to buy Kellogg stock at a 5% discount to the market price. Under applicable tax law, no plan participant may purchase more than $25,000 in market value, as defined in the plan, of Kellogg stock in any calendar year.

V. Executive Compensation Policies.

Executive Stock Ownership Guidelines.    In order to preserve the linkage between the interests of senior executives and those of Shareowners, senior executives are expected to establish and maintain a significant level of direct stock ownership. This can be achieved in a variety of ways, including by retaining stock received upon exercise of options or the vesting of stock awards (including EPP awards), participating in the Employee Stock Purchase Plan and purchasing stock in the open market. The stock ownership requirement for our Chairman and CEO is six times annual base salary. The stock ownership requirement for our other NEOs under our stock ownership guidelines is three times annual base salary. Our current stock ownership guidelines (minimum requirements) are as follows:

Chairman and Chief Executive Officer	6x annual base salary
Named Executive Officers (other than the CEO)	3x annual base salary
Other senior executives	2-3x annual base salary depending on level

These executives have five years from the date they first become subject to a particular level of the guidelines or from the date of a material increase in their base salary to meet them. For purposes of complying with our guidelines, stock considered owned includes shares owned outright, shares acquired through the employee stock purchase plan, and 60% of unvested restricted stock and restricted stock units, and excludes unexercised stock options and unvested EPP shares.

The Company has a holding period which requires that all of our NEOs and other senior executives hold all shares received from option or stock awards (including EPP awards) until their respective ownership guideline is met. All of our NEOs and other senior executives currently meet or are on track to meet their ownership guideline. The Compensation Committee reviews compliance with the guidelines on an annual basis.

Practices Regarding the Grant of Equity Awards.    The Compensation Committee has generally followed a practice of making all option grants to executive officers on a single date each year. Prior to the relevant Compensation Committee meeting, the Compensation Committee reviews an overall stock option pool for all participating employees and recommendations for individual option grants to executives. Based on this review, the Compensation Committee approves the overall pool and the individual option grants to executives.

The Board grants these annual awards at its regularly-scheduled meeting in February. The February meeting usually occurs within a few weeks following our final earnings release for the previous fiscal year. We believe that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. We do not otherwise have any program, plan or practice to time annual option grants to our executives in coordination with the release of material non-public information. EPP Awards are granted at the same time as options.

While most of our option awards to NEOs have historically been made pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards of options or restricted stock to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time “off-cycle” awards in coordination with the release of material non-public information.

All option awards made to our NEOs, or any of our other employees, are made pursuant to our LTIP. The exercise price of options under the LTIP is set at the closing trading price on the date of grant. We do not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date, and we do not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. All grants to NEOs are made by the Board itself and not pursuant to delegated authority. Pursuant to authority delegated by the Board and subject to the Compensation Committee-approved allocation, awards of options to employees below the executive level are made by our CEO or his delegates.

Securities Trading Policy.    Our securities trading policy prohibits our Directors, executives and other employees from engaging in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions, such as zero-cost collars and forward sale contracts. In addition, this policy is designed to ensure compliance with relevant SEC regulations, including insider trading rules.

Clawback Policies.    We maintain clawback provisions relating to stock options, AIP awards and EPP awards. Under the clawback provisions for stock options, if an executive voluntarily leaves our employment to work for a competitor within one year after any option exercise, then the executive must repay to Kellogg any gains realized from such exercise (but reduced by any tax withholding or tax obligations). Beginning with our stock option grants in 2009, we have expanded the scope of our clawback provisions. In the event of certain violations of Kellogg policy and, in the case of executive officers, misconduct causing a financial restatement, any gains realized from the exercise of stock options are now subject to recoupment depending on the facts and circumstances of the event.

Deductibility of Compensation and Other Related Issues.    Section 162(m) of the Internal Revenue Code includes potential limitations on the deductibility of compensation in excess of $1 million paid to the company’s CEO and three other most highly compensated executive officers (other than our principal financial officer) serving on the last day of the year. Based on the regulations issued by the Internal Revenue Service, we believe we have taken the necessary actions to ensure the deductibility of payments under the AIP and with respect to stock options and performance shares granted under our plans, whenever possible. We intend to continue to take the necessary actions to maintain the deductibility of compensation resulting from these types of awards. In contrast, restricted stock granted under our plans generally does not qualify as “performance-based compensation” under Section 162(m). Therefore, the vesting of restricted stock in some cases will result in a loss of tax deductibility of compensation. While we view preserving tax deductibility as an important objective, we believe the primary purpose of our compensation program is to support our strategy and the long-term interests of our Shareowners. In specific instances we have and in the future may authorize compensation arrangements that are not fully tax deductible but which promote other important objectives of Kellogg and of our executive compensation program.

We require any executive base salary above $950,000 (after pre-tax deductions for benefits and similar items) to be deferred into deferred stock units under our Executive Deferral Program. This policy ensures that all base salary will be deductible under Section 162(m) of the Internal Revenue Code. The deferred amounts are credited to an account in the form of units that are equivalent to the fair market value of our common stock. The units are payable in stock upon the executive’s termination from employment. The only NEO affected by this policy in 2014 was Mr. Bryant who deferred $150,713 of his salary.

The Compensation Committee also reviews projections of the estimated accounting (pro forma expense) and tax impact of all material elements of the executive compensation program. Generally, accounting expense is accrued over the requisite service period of the particular pay element (generally equal to the performance period) and Kellogg realizes a tax deduction upon the payment to/realization by the executive.

COMPENSATION COMMITTEE REPORT

As detailed in its charter, the Compensation Committee of the Board oversees our compensation program on behalf of the Board. In the performance of its oversight function, the Compensation Committee, among other things, reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

Based upon the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 and our proxy statement to be filed in connection with our 2015 Annual Meeting of Shareowners, each of which will be filed with the SEC.

COMPENSATION COMMITTEE

John Dillon, Chair

Stephanie Burns

Benjamin Carson

Gordon Gund

Ann McLaughlin Korologos

Rogelio Rebolledo

EXECUTIVE COMPENSATION

Summary Compensation Table.

The following narrative, tables and footnotes describe the “total compensation” earned during 2014, 2013 and 2012 by our NEOs. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target compensation of our NEOs in 2014, 2013 and 2012. The actual value realized by our NEOs in 2014 from long-term incentives (options and 2011-2013 EPP) is presented in the Option Exercises and Stock Vested Table on page 47 of this proxy statement. Target annual and long-term incentive awards for 2014 are presented in the Grant of Plan-Based Awards Table beginning on page 43 of this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.    Base salary earned during 2014. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Base Salaries.”

Bonus.    We did not pay any discretionary bonuses to our NEOs in 2014. Each NEO earned an annual performance-based cash incentive under our AIP, as discussed below under “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives.”

Stock Awards.    The awards disclosed under the heading “Stock Awards” consist of EPP awards and restricted stock unit awards. The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our annual Report on Form 10-K for the fiscal year ended January 3, 2015. Details about the EPP awards granted in 2014 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives” for additional information. The grant-date fair value of the stock-based awards will likely vary from the actual amount the NEO receives. The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Option Awards.    The awards disclosed under the heading “Option Awards” consist of annual option grants (each an “option”). The dollar amounts for the awards represent the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. Details about the option awards made during 2014 are included in the Grant of Plan-Based Awards Table below. Refer to “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Stock Options” for additional information. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

Non-Equity Incentive Plan Compensation.    The amount of Non-Equity Incentive Plan Compensation consists of the Kellogg Senior Executive Annual Incentive Plan (“AIP”) awards granted and earned (if any) in 2014, 2013 and in 2012. At the outset of each year, the Compensation Committee grants AIP awards to the CEO, CFO and the other NEOs. Such awards are based on our performance each year and are paid in March following the completed year. For information on these awards refer to “Compensation Discussion and Analysis —Compensation Plans and Design — Annual Incentives.”

Change in Pension Value.    The amounts disclosed under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” represent the actuarial increase during 2014, 2013 and 2012 in the pension value provided under the pension plans. Kellogg does not pay above-market or preferential rates on non-qualified deferred compensation for employees, including the NEOs. A detailed narrative and tabular discussion about our pension plans and non-qualified deferred compensation plans, our contributions to our pension plans and the estimated actuarial increase in the value of our pension plans are presented under the heading “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Director and Officer Liability, Travel Accident and Group Personal Excess Insurance.    Director and officer liability insurance (“D&O Insurance”) insures our NEOs against certain losses that they are legally required to pay as a result of their actions while performing duties on our behalf. Travel accident insurance provides benefits to our NEOs in the event of death or disability (permanent and total) during travel on Kellogg corporate aircraft. Group personal excess insurance insures our NEOs for damages that an NEO is required to pay for personal injury or property damage in excess of damages covered by underlying insurance. Our D&O Insurance, travel accident insurance, and group personal excess insurance cover employees and others in addition to NEOs and do not break out the premium by covered individual or groups of individuals and, therefore, a dollar amount cannot be assigned for individual NEOs.

All Other Compensation.    Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope and in 2014 were primarily comprised of relocation costs, retirement benefit contributions and the cost of death benefits.

Summary Compensation Table

It is important to note that the information required by the Summary Compensation Table does not necessarily reflect the target or actual compensation for our NEOs in 2014, 2013 and 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(4)		All Other Compensation ($)(5)	Total ($)
John Bryant	2014	1,192,156	—	2,443,060	2,475,876	1,386,000	1,629,000		132,151	9,258,243
Chairman and Chief Executive Officer	2013	1,150,768	—	2,525,069	2,038,456	1,591,600	544,000		113,979	7,963,872
	2012	1,076,932	—	1,621,356	1,789,974	1,089,000	929,000		112,039	6,618,301

Paul Norman	2014	718,838	—	448,615	598,968	557,200	1,353,000		1,211,094	4,887,715
Senior Vice President, Chief Growth Officer	2013	698,950	—	1,055,060	472,234	681,600	—	(6)	1,515,908	4,423,752
	2012	679,314	—	492,030	541,812	453,300	1,318,000		1,390,726	4,875,182

Ron Dissinger	2014	665,000	—	443,210	592,596	515,500	1,465,000		176,948	3,858,254
Senior Vice President and Chief Financial Officer	2013	638,462	—	1,011,372	469,119	689,000	1,207,000		127,403	4,142,356
	2012	589,964	—	379,566	418,824	356,400	924,000		131,506	2,800,260

Alistair Hirst	2014	513,838	—	308,085	408,516	510,300	2,097,000		58,710	3,896,449
Senior Vice President, Global Supply Chain	2013	424,998	—	210,873	228,641	496,400	1,182,000		49,983	2,592,895

Gary Pilnick	2014	659,000	—	345,920	458,784	458,500	526,000		72,675	2,520,879
Senior Vice President, General Counsel, Corporate Development & Secretary	2013	635,228	—	865,383	312,746	532,400	—	(6)	54,133	2,399,890
	2012	582,346	—	342,078	375,058	328,800	452,000		68,554	2,148,836

(1)	Reflects the grant-date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for a discussion of the relevant assumptions used in calculating the fair value. The table below presents separately the grant-date fair value for our EPP awards and restricted stock unit awards:

		EPP ($)	Restricted Stock Units ($)	Total ($)
John Bryant	2014	2,443,060	—	2,443,060
	2013	2,525,069	—	2,525,069
	2012	1,621,356	—	1,621,356
Paul Norman	2014	448,615	—	448,615
	2013	437,967	617,093	1,055,060
	2012	492,030	—	492,030
Ron Dissinger	2014	443,210	—	443,210
	2013	437,967	573,405	1,011,372
	2012	379,566	—	379,566
Alistair Hirst	2014	308,085	—	308,085
	2013	210,873	—	210,873
Gary Pilnick	2014	345,920	—	345,920
	2013	291,978	573,405	865,383
	2012	342,078	—	342,078

(2)	If the highest level of performance conditions are achieved, then the grant-date fair value of the stock awards for each NEO is as follows, Mr. Bryant: $4,886,120, $5,050,138 and $3,242,712 for 2014, 2013, and 2012, respectively; Mr. Dissinger, $886,420, $875,934 and $759,132 for 2014, 2013, and 2012, respectively; Mr. Norman: $897,230, $875,934 and $984,060 for 2014, 2013, and 2012, respectively; Mr. Pilnick: $691,840, $583,956 and $684,156 for 2014, 2013, and 2012, respectively; and Mr. Hirst: $616,170 and $421,746 for 2014 and 2013, respectively.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718 for each NEO for stock option grants. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for a discussion of the relevant assumptions used in calculating the grant-date fair value.

(4)	Solely represents the actuarial increase during 2014 (for 2014 compensation), 2013 (for 2013 compensation) and 2012 (for 2012 compensation) in the pension value provided under the U.S. Pension Plans for each NEO as we do not pay above-market or preferential earnings on non-qualified deferred compensation. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. A variety of factors impact the actuarial increase in present value (pension value). In 2014, a change in the discount rate was the largest driver of the year-over-year increase in the change to pension value and non-qualified deferred compensation earnings.

(5)	The table below presents an itemized account of “All Other Compensation” provided in 2014 to the NEOs, regardless of the amount and any minimal thresholds provided under the SEC rules and regulations. Consistent with our emphasis on performance-based pay, perquisites and other compensation are limited in scope.

	Kellogg Contributions to S&I and Restoration Plans(a) ($)	Company Paid Death Benefit(b) ($)	Financial Planning Assistance(c) ($)	Non-Business Aircraft Usage(d) ($)	Physical Exams(e) ($)	International Relocation and Assignment(f) ($)	Total ($)
John Bryant	111,350	14,602	—	6,199	—	—	132,151
Paul Norman	56,018	12,694	6,000	—	7,745	1,128,637	1,211,094
Ron Dissinger	54,160	112,963	6,000	—	3,825	—	176,948
Alistair Hirst	40,410	14,444	3,856	—	—	—	58,710
Gary Pilnick	47,656	10,940	6,000	—	8,079	—	72,675

(a)	For information about our Savings & Investment Plan and Restoration Plan, refer to “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans — Non-Qualified Deferred Compensation” beginning on page 50.

(b)	Annual cost for Kellogg-paid life insurance, Kellogg-paid accidental death and dismemberment, Executive Survivor Income Plan (Kellogg funded death benefit provided to executive employees). This benefit has not been provided to new participants after December 31, 2010.

(c)	Reflects reimbursement for financial and tax planning assistance.

(d)	The 2014 amount for Mr. Bryant is the incremental cost of a flight relating to a personal event. The incremental cost of Kellogg aircraft used for a non-business flight is calculated by multiplying the aircraft’s hourly variable operating cost by a trip’s flight time, which includes any flight time of an empty return flight. Variable operating costs include: (1) landing, parking, passenger ground transportation, crew travel and flight planning services expenses; (2) supplies, catering and crew traveling expenses; (3) aircraft fuel and oil expenses; (4) maintenance, parts and external labor (inspections and repairs); and (5) any customs, foreign permit and similar fees. Fixed costs that do not vary based upon usage are not included in the calculation of direct operating cost. On certain occasions, an NEO or an NEO’s spouse or other family member may fly on the corporate aircraft as additional passengers. No additional direct operating cost is incurred in such situations under the foregoing methodology because the costs would not be incremental. Kellogg does not pay its NEOs any amounts in respect of taxes (so called gross up payments) on income imputed to them for non-business aircraft usage.

(e)	Actual cost of a physical health exam.

(f)

As a global organization, senior executives are located in key business centers around the world. To facilitate the assignment of experienced employees to support the business, we provide for the reimbursement of certain expenses incurred as a result of their international relocation and assignment. The objective of this program is to manage through disruption and ensure that the employees not be financially disadvantaged or advantaged in a meaningful way as a result of the relocation. Mr. Norman was relocated to our offices in Switzerland in September 2012 to manage our European operations. The payment of the following expenses is pursuant to our reimbursement policy on relocation and temporary international assignment, applicable to eligible employees who relocate at the request of Kellogg: one-time relocation payments and allowances ($304,175) to address the incremental costs of moving, housing, living and other associated costs; annual temporary assignment relocation payments and allowances ($295,634) to address the incremental costs of housing, living, transportation, dependent education and other associated costs; and tax equalization and other payments ($528,828) to ensure that Mr. Norman bears a tax burden that would be comparable to his U.S. tax burden on income that is not related to the international relocation and temporary assignment. Mr. Norman remains financially responsible for the amount of taxes he would have incurred if he had continued to live and work in the U.S.

(6)	Due to the increase in fiscal year-end discount rates from 2012 to 2013, the actuarial value of the pensions for Mr. Norman and Mr. Pilnick decreased by $370,000 and $95,000, respectively, during 2013.

In addition to the foregoing compensation, the NEOs also participated in health and welfare benefit programs, including vacation and medical, dental, prescription drug and disability coverage. These programs are generally available and comparable to those programs provided to all U.S. salaried employees.

Grant of Plan-Based Awards Table.

During 2014, we granted the following plan-based awards to our NEOs:

•	Stock Options;

•	2014 AIP grants (annual cash performance-based awards) paid in March 2015;

•	2014-2016 EPP grants (multi-year stock performance-based awards); and

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to “Executive Compensation —Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design” above.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Thresh- old ($)	Target ($)	Max- imum ($)	Thresh- old (#)	Target (#)	Max- imum (#)
John Bryant
Stock options	2/21/2014								349,700	59.95	2,475,876	(1)
2014 AIP(2)		0	1,800,000	3,600,000
2014-16 EPP	2/21/2014				0	45,200	90,400				2,443,060	(3)
Paul Norman
Stock options	2/21/2014								84,600	59.95	598,968	(1)
2014 AIP(2)		0	723,700	1,447,400
2014-16 EPP	2/21/2014				0	8,300	16,600				448,615	(3)
Ron Dissinger
Stock options	2/21/2014								83,700	59.95	592,596	(1)
2014 AIP(2)		0	669,500	1,339,000
2014-16 EPP	2/21/2014				0	8,200	16,400				443,210	(3)
Alistair Hirst
Stock options	2/21/2014								57,700	59.95	408,516	(1)
2014 AIP(2)		0	455,600	911,200
2014-16 EPP	2/21/2014				0	5,700	11,400				308,085	(3)
Gary Pilnick
Stock options	2/21/2014								64,800	59.95	458,784	(1)
2014 AIP(2)		0	595,500	1,191,000
2014-16 EPP	2/21/2014				0	6,400	12,800				345,920	(3)

(1)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. The grant-date fair value of the stock option awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the number of shares exercised and the price of our common stock on the date exercised.

(2)	Represents estimated possible payouts on the grant date for annual performance cash awards granted in 2014 under the 2014 AIP for each of our NEOs. The AIP is an annual cash incentive opportunity and, therefore, these awards are earned in the year of grant. See the column captioned “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for the actual payout amounts related to the 2014 AIP. See also “Compensation Discussion and Analysis — Compensation Plans and Design — Annual Incentives” for additional information about the 2014 AIP.

(3)	Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. This grant-date fair value assumes that each participant earns the target EPP award (i.e., 100% of EPP target). The actual value the NEO receives will depend on the number of shares earned and the price of our common stock when the shares vest.

Outstanding Equity Awards at Fiscal Year-End Table.

The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2014:

Stock Options (disclosed under the “Option Awards” columns). Represents annual option grants made in February of each year to our NEOs.

Restricted Stock and Restricted Stock Units (disclosed under the “Stock Awards” columns). On September 20, 2013, Messrs. Norman, Dissinger and Pilnick each received a grant of performance-based restricted stock units. The awards will vest in full on the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If vested, the awards are paid in shares of common stock at the end of the performance period.

2012-2014 EPP Grants (disclosed under the “Stock Awards” columns). The 2012-2014 EPP cycle began on December 30, 2011 (first day of fiscal 2012) and concluded on January 3, 2015 (last day of fiscal 2014). Dividends are not paid on unvested EPP awards. The 2012-2014 awards are based on comparable net sales growth and comparable operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2012-2014 EPP” for additional information, including the actual amount of the awards that vested February 20, 2015.

2013-2015 EPP Grants (disclosed under the “Stock Awards” columns). The 2013-2015 EPP cycle began on December 29, 2012 (first day of fiscal 2013) and concludes on January 2, 2016 (last day of fiscal 2015). Dividends are not paid on unvested EPP awards. The 2013-2015 awards are based on comparable net sales growth and comparable operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

2014-2016 EPP Grants (disclosed under the “Stock Awards” columns). The 2014-2016 EPP cycle began on December 29, 2013 (first day of fiscal 2014) and concludes on December 31, 2016 (last day of fiscal 2016). Dividends are not paid on unvested EPP awards. The 2014-2016 awards are based on comparable net sales growth and comparable operating profit growth. The ultimate value of the awards will depend on the number of shares earned and the price of our common stock at the time awards are issued.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)	Option Exercise Price ($)(4)	Option Expiration Date(5)	Number of Shares or Units of Stock That Have Not Vested (#)(6)	Market Value of Shares or Units of Stock That Have Not Vested ($)(7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(8)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(9)
John Bryant
Options	150,400	—			53.20	2/19/2020
	290,300	—			53.01	2/18/2021
	215,400	107,700	(10)		52.53	2/17/2022
	109,066	218,134	(11)		60.01	2/22/2023
	—	349,700	(12)		59.95	2/21/2024
2012-14 EPP(13)									69,200	4,531,216
2013-15 EPP									93,400	6,115,832
2014-16 EPP									90,400	5,919,392
Paul Norman
Options	44,700	—			51.04	2/22/2018
	73,400	—			53.20	2/19/2020
	80,200	—			53.01	2/18/2021
	65,200	32,600	(10)		52.53	2/17/2022
	25,266	50,534	(11)		60.01	2/22/2023
	—	84,600	(12)		59.95	2/21/2024
Restricted Stock Units(15)							11,300	739,924
2012-14 EPP(13)									21,000	1,375,080
2013-15 EPP									16,200	1,060,776
2014-16 EPP									16,600	1,086,968
Ron Dissinger
Options	16,700	—			49.78	2/16/2017
	18,100	—			51.04	2/22/2018
	56,100	—			53.20	2/19/2020
	71,000	—			53.01	2/18/2021
	50,400	25,200	(10)		52.53	2/17/2022
	25,100	50,200	(11)		60.01	2/22/2023
	—	83,700	(12)		59.95	2/21/2024
Restricted Stock Units(15)							10,500	687,540
2012-14 EPP(13)									16,200	1,060,776
2013-15 EPP									16,200	1,060,776
2014-16 EPP									16,400	1,073,872
Alistair Hirst
Options	13,000	—			49.78	2/16/2017
	9,100	—			51.04	2/22/2018
	9,100	—			53.20	2/19/2020
	11,900	—			53.01	2/18/2021
	12,866	6,434	(10)		52.53	2/17/2022
	12,233	24,467	(11)		60.01	2/22/2023
	—	57,700	(12)		59.95	2/21/2024
Restricted Stock(14)							13,357	874,616
2012-14 EPP(13)									4,200	275,016
2013-15 EPP									7,800	510,744
2014-16 EPP									11,400	746,472
Gary Pilnick
Options	46,700	—			49.78	2/16/2017
	46,900	—			51.04	2/22/2018
	46,900	—			53.20	2/19/2020
	59,000	—			53.01	2/18/2021
	45,133	22,567	(10)		52.53	2/17/2022
	16,733	33,467	(11)		60.01	2/22/2023
	—	64,800	(12)		59.95	2/21/2024
Restricted Stock Units(15)							10,500	687,540
2012-14 EPP(13)									14,600	956,008
2013-15 EPP									10,800	707,184
2014-16 EPP									12,800	838,144

(1)	On an award-by-award basis, the number of securities underlying unexercised options that are exercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(2)	On an award-by-award basis, the number of securities underlying unexercised options that are unexercisable and that are not reported in Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(3)	On an award-by-award basis, there were no shares underlying unexercised options awarded under any equity incentive plan that have not been earned.

(4)	The exercise price for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(5)	The expiration date for each option reported in Columns 1 and 2 — “Number of Securities Underlying Unexercised Options” and Column 3 — “Number of Securities Underlying Unexercised Unearned Options.”

(6)	The total number of shares of stock that have not vested and that are not reported in Column 8 — “Number of Unearned Shares, Units or Other Rights That Have Not Vested.”

(7)	Represents the number of shares of stock that have not vested and that are not reported in Column 9 — “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” multiplied by the closing price of our common stock on January 2, 2015 (the last trading day of fiscal 2014).

(8)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards. The cycle for the 2012-2014 EPP grants concluded on January 3, 2015, the cycle for the 2013-2015 EPP grants concludes on January 2, 2016 and the cycle for the 2014-2016 EPP grants concludes on December 31, 2016. The ultimate number of shares issued under the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date. For additional information with respect to these awards, refer to “Executive Compensation — Summary Compensation Table” and “Compensation Discussion and Analysis — Compensation Plans and Design.”

(9)	Represents the “maximum” number of shares that could be earned under outstanding EPP awards multiplied by the closing price of our common stock on January 2, 2015 (the last trading day of fiscal 2014). The ultimate value of the EPP awards will depend on the number of shares earned and the price of our common stock on the actual vesting date.

(10)	One-third of these options vested on February 17, 2013; one-third vested on February 17, 2014; and one-third vested on February 17, 2015.

(11)	One-third of these options vested on February 22, 2014; one-third vested on February 22, 2015; and one-third will vest on February 22, 2016.

(12)	One-third of these options vested on February 21, 2015; one-third will vest on February 21, 2016; and one-third will vest on February 21, 2017.

(13)	Vested on or about February 20, 2015. For actual payout amounts, see the 2012-2014 EPP table on page 35.

(14)	The restricted stock will vest in full on December 19, 2017, the fifth anniversary of the grant date.

(15)	The restricted stock units will vest in full on September 20, 2016, the third anniversary of the grant date, but only if Kellogg exceeds a minimum diluted earnings per share threshold measured on a cumulative basis commencing at the beginning of the fourth quarter of fiscal 2013 and ending at the end of the third quarter of fiscal 2016. If these performance thresholds are met, the awards are paid in shares of common stock at the end of the performance period.

Option Exercises and Stock Vested Table.

With respect to our NEOs, this table shows the stock options exercised by such officers during 2014 (disclosed under the “Option Awards” columns). The dollar value reflects the total pre-tax value realized by such officers (Kellogg stock price at exercise minus the option’s exercise price), not the grant-date fair value disclosed elsewhere in this proxy statement. Value from these option exercises were only realized to the extent our stock price increased relative to the stock price at grant (exercise price). These options have been granted to the NEOs since 2004. Consequently, the value realized by the executives upon exercise of the options was actually earned over a period of up to 10 years. This table also shows that the NEOs did not receive any payout under the 2011-2013 EPP. The 2011-2013 EPP cycle began on January 2, 2011 (first day of fiscal 2011) and concluded on December 28, 2013 (last day of fiscal 2013). Although the performance period ended on December 28, 2013, each NEO had to be actively employed by Kellogg on the date the awards vested (February 21, 2014) in order to be eligible to receive a payout.

	Option Awards(1)			Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
John Bryant	421,100	7,488,341	(2)	—	—
Paul Norman	48,000	702,830		—	—
Ron Dissinger	43,300	958,050		—	—
Alistair Hirst	—	—		—	—
Gary Pilnick	46,900	1,116,037		—	—

(1)	Mr. Bryant retained all after-tax proceeds from the exercise of options in Kellogg stock; the other NEOs retained at least 10% of the after-tax proceeds from the exercise of options in Kellogg stock, increasing the amount of their overall holdings.

(2)	Does not reflect the payout of 2012-2014 EPP awards. The 2012-2014 EPP cycle began on December 30, 2011 (first day of fiscal 2012) and concluded on January 3, 2015 (last day of fiscal 2014). Although the performance period ended on January 3, 2015, each NEO had to be actively employed by Kellogg on the date the awards vested (February 20, 2015) in order to be eligible to receive a payout. See “Compensation Discussion and Analysis — Compensation Plans and Design — Long-Term Incentives — Executive Performance Plan — 2012-2014 EPP” and “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End Table” for additional information.

RETIREMENT AND NON-QUALIFIED DEFINED CONTRIBUTION AND DEFERRED COMPENSATION PLANS

Our CEO, CFO and other NEOs are eligible to participate in Kellogg-provided pension plans which provide benefits based on years of service and pay (salary plus annual incentive) to a broad base of employees. These NEOs are eligible to receive market-based benefits when they retire from Kellogg. The Compensation Committee utilizes survey information for Fortune 500 companies as well as an industry survey prepared by Aon Hewitt to help determine the appropriate level of benefits. The Aon Hewitt survey contains detailed retirement income benefit practices for a broad-based group of consumer products companies, which includes Kellogg, the companies in our compensation peer group (other than The Coca-Cola Co., who did not participate in the survey) and the following additional consumer products companies: Armstrong World Industries, Inc., Johnson & Johnson, S.C. Johnson Consumer Products, L’Oreal USA, Inc., McCormick & Company, Inc., The Procter & Gamble Co., Nestle USA, Inc., Reynolds American, Inc. and Unilever United States, Inc. Rather than commissioning a customized survey, the Compensation Committee uses the same survey information used by Kellogg to set these benefits for all U.S. salaried employees. Since our NEOs participate in the same plans (with exceptions noted) as all of our U.S. salaried employees, leveraging these survey data is a cost-effective way to set these benefits. Based on the industry survey, the Compensation Committee targets the median retirement income replacement among similarly situated executives. The targeted amount of the total retirement benefits is provided through a combination of qualified and non-qualified defined contribution plans and qualified and non-qualified defined benefit plans. The plans are designed to provide an appropriate level of replacement income upon retirement. These benefits consist of:

•	annual accruals under our pension plans; and

•	deferrals by the executive of salary and annual incentives, and matching contributions by us, under our savings and investment plans.

Both our U.S. pension program and our U.S. savings and investment program include restoration plans for our U.S. executives, which allow us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as “restoration plans” because they restore benefits that would otherwise be available under the plans in which substantially all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts.

Amounts earned under long-term incentive programs such as EPP, gains from stock options and awards of restricted stock are not included when determining retirement benefits for any employee (including executives). We do not pay above-market interest rates on amounts deferred under our savings and investment plans.

The amount of an employee’s compensation is an integral component of determining the benefits provided under pension and savings plan formulas, and thus an individual’s performance over time will influence the level of his or her retirement benefits.

Pension Plans. Our U.S. pension plans are comprised of the Kellogg Company Pension Plan and the non-qualified restoration plans, which include the Kellogg Company Executive Excess Plan for accruals after December 31, 2004, and the Kellogg Company Excess Benefit Retirement Plan for accruals on or before December 31, 2004 (collectively, the “U.S. Pension Plans”).

Below is an overview of our U.S. Pension Plans in which each NEO participates. Since 2008, Mr. Bryant and Mr. Pilnick have been treated as grandfathered participants under these plans.

	Qualified Pension Plan	Non-Qualified Plans
Reason for Plan	Provide eligible employees with a competitive level of retirement benefits based on pay and years of service.	Provide eligible employees with a competitive level of retirement benefits by “restoring” the benefits limited by the Internal Revenue Code. Based on the formula used in the Qualified Pension Plan.
Eligibility	Salaried employees, including the CEO, CFO and other NEOs, and certain hourly and union employees.	Eligible employees impacted under the Internal Revenue Code by statutory limits on the level of compensation and benefits that can be considered in determining Kellogg-provided retirement benefits.
Payment Form	Monthly annuity.	Monthly annuity or lump sum at the choice of the executive.
Participation, as of January 1, 2003	Active Kellogg heritage employees who are 40 years of age or older or have 10 or more years of service.
Retirement Eligibility

Full Unreduced Benefit:

•  Normal retirement age 65

•  Age 55 with 30 or more years of service

•  Age 62 with 5 years of service

Reduced Benefit:

•  Age 55 with 20 years of service

•  Any age with 30 years of service

Pension Formula	Single Life Annuity = 1.5% x (years of service) x (final average pay based on the average of highest three consecutive years) — (Social Security offset)
Pensionable Earnings	Includes only base pay and annual incentive payments. We do not include any other compensation, such as restricted stock grants, EPP payouts, gains from stock option exercises and any other form of stock- or option-based compensation in calculating pensionable earnings.

The estimated actuarial present value of the retirement benefit accrued through January 3, 2015 appears in the following table. The calculation of actuarial present value is generally consistent with the methodology and assumptions outlined in our audited financial statements, except that benefits are reflected as payable as of the date the executive is first entitled to full unreduced benefits (as opposed to the assumed retirement date) and without consideration of pre-retirement mortality. Specifically, present value amounts were determined based on the financial accounting discount rate of 4.05% for the Qualified Pension Plan and 3.76% for the Non-Qualified Pension Plan. Benefits subject to lump-sum distributions were determined using an interest rate of 3.76% and current statutory mortality under the Pension Protection Act for each NEO. For further information on our accounting for pension plans, refer to Note 8 within Notes to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2015. The actuarial increase in 2014 of the projected retirement benefits can be found in the Summary Compensation Table under the heading “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” (all amounts reported under that heading represent actuarial increases in the Pension Plans). No payments were made to our NEOs under the Pension Plans during 2014. The number of years of credited service disclosed below equals an executive’s length of service with Kellogg. For Mr. Pilnick, all of his years of service are reflected in the ‘2005 and After’ plan because he had not yet vested in the earlier plan at the time the new plan was established to qualify for 409A treatment. For Mr. Hirst, all of his years of service are reflected in the ‘2005 and After’ plan because he first became eligible for the U.S. pension plans in 2005 when he transferred from U.K. payroll to U.S. payroll. Per the terms of our U.S. pension plans, all of his years of service working for Kellogg in the U.K. and South Africa were included as years of service in the U.S. plan upon his transfer to U.S. payroll with offsets for any pension benefits he earned working for Kellogg in the U.K. and South Africa.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
John Bryant	U.S Qualified Pension Plan	17	391,000
	Non-Qualified Plan (2004 and before)	7	357,000
	Non-Qualified Plan (2005 and after)	10	4,938,000
	TOTAL		5,686,000	—
Paul Norman	U.S Qualified Pension Plan	28	929,000
	Non-Qualified Plan (2004 and before)	18	603,000
	Non-Qualified Plan (2005 and after)	10	5,883,000
	TOTAL		7,415,000	—
Ron Dissinger	U.S Qualified Pension Plan	27	1,002,000
	Non-Qualified Plan (2004 and before)	17	361,000
	Non-Qualified Plan (2005 and after)	10	5,156,000
	TOTAL		6,519,000	—
Alistair Hirst	U.S Qualified Pension Plan	31	940,000
	Non-Qualified Plan (2004 and before)	—	—
	Non-Qualified Plan (2005 and after)	31	5,137,000
	TOTAL		6,077,000	—
Gary Pilnick	U.S Qualified Pension Plan	14	341,000
	Non-Qualified Plan (2004 and before)	—	—
	Non-Qualified Plan (2005 and after)	14	1,778,000
	TOTAL		2,119,000	—

Non-Qualified Deferred Compensation.

We offer both qualified and non-qualified defined contribution plans for employees to elect voluntary deferrals of salary and annual incentive awards. Our defined contribution plans are comprised of (1) the Savings & Investment Plan (which is a qualified plan available to substantially all salaried employees) and (2) the Restoration Savings & Investment Plan (“Restoration Plan”), which is a non-qualified plan as described below. Effective on January 1, 2005, the Restoration Plan was renamed the Grandfathered Restoration Plan to preserve certain distribution options previously available in the old Restoration Plan, but no longer allowed for deferrals after January 1, 2005 under IRS regulations issued under Section 409A of the Internal Revenue Code. Deferrals after January 1, 2005 are contributed to a new Restoration Plan, which complies with IRS regulations under Section 409A. Under these plans, employees can defer up to 50% of base salary plus annual incentives. Payouts are generally made after retirement or termination of employment with Kellogg, either as annual installments or as a lump sum, based on the distribution payment alternative elected under each plan. Participants in the Restoration Plan may not make withdrawals during their employment. Participants in the Grandfathered Restoration Plan may make withdrawals during employment, but must pay a 10% penalty on any in-service withdrawal.

In order to assist employees with saving for retirement, we provide matching contributions on employee deferrals. Under this program, we match dollar for dollar up to 3% of eligible compensation (i.e., base salary plus annual incentive) which is deferred by employees, and 50% of the deferred compensation between 3% and 5% of eligible compensation deferred by employees. Accordingly, if employees contribute 5% of eligible compensation, we provide a matching contribution of 4% of eligible compensation. No Kellogg contributions are provided above 5% of eligible compensation deferred by employees. Kellogg contributions are immediately vested.

Our Restoration Plan is a non-qualified, unfunded plan we offer to employees who are impacted by the statutory limits of the Internal Revenue Code on contributions under our qualified plan. The Restoration Plan allows us to provide the same matching contribution, as a percentage of eligible compensation, to impacted employees as other employees. All contributions to the Restoration Plan are treated as if they are invested in the Stable Income Fund, which was selected by Kellogg (and is one of the 11 investment choices available to employees participating in the Savings & Investment Plan). The average annual rate of return for the Stable Income Fund has been about 3.10% over the last 10 years. As an unfunded plan, no money is actually invested in the Stable Income Fund; contributions and earnings/losses are tracked in a book-entry account and all account balances are general Kellogg obligations.

The following table provides information with respect to our Restoration Plan for each NEO. This table excludes information with respect to our Savings & Investment Plan, which is a qualified plan available to all salaried Kellogg employees as described above.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)(5)
John Bryant	177,363	101,350	29,999	—	2,071,243
Paul Norman	62,355	49,884	20,640	—	1,401,611
Ron Dissinger	224,800	44,960	17,335	—	1,245,201
Alistair Hirst	150,048	30,010	5,209	—	419,338
Gary Pilnick	50,724	40,579	23,031	—	1,553,269

(1)	Amounts in this column are included in the “Salary” column in the Summary Compensation Table.

(2)	Amounts in this column are Kellogg matching contributions and are reflected in the Summary Compensation Table under the heading “All Other Compensation.”

(3)	Represents at-market/non-preferential earnings on the accumulated balance in 2014.

(4)	Aggregate balance as of January 3, 2015 is the total market value of the deferred compensation account, including executive contributions, Kellogg contributions and any earnings, including contributions and earnings from past fiscal years.

(5)	A portion of the amounts in the table below are also being reported as compensation in the Summary Compensation Table in the years indicated. The portion is the amount attributable to the NEO and Kellogg contributions to the Plan.

	Fiscal Year	Reported Amounts ($)
John Bryant	2014	278,713
	2013	218,875
	2012	212,033
Paul Norman	2014	112,239
	2013	95,580
	2012	110,428
Ron Dissinger	2014	269,760
	2013	168,269
	2012	146,426
Alistair Hirst	2014	180,058
	2013	109,445
Gary Pilnick	2014	91,303
	2013	74,648
	2012	88,270

POTENTIAL POST-EMPLOYMENT PAYMENTS

Our executive officers are eligible to receive benefits in the event their employment is terminated (1) by Kellogg without cause, (2) upon their retirement, disability or death or (3) in certain circumstances following a change in control. The amount of benefits will vary based on the reason for the termination.

The following sections present calculations as of January 3, 2015 of the estimated benefits our executive officers would receive in these situations. Although the calculations are intended to provide reasonable estimates of the potential benefits, they are based on numerous assumptions and may not represent the actual amount an executive would receive if an eligible termination event were to occur.

In addition to the amounts disclosed in the following sections, each executive officer would retain the amounts he has earned or accrued over the course of his employment prior to the termination event, such as the executive’s balances under our deferred compensation plans, accrued retirement benefits and previously vested stock options and other vested equity awards. For further information about previously earned and accrued amounts, see “Executive Compensation — Summary Compensation Table,” “Executive Compensation — Outstanding Equity Awards at Fiscal Year End Table,” “Executive Compensation — Option Exercises and Stock Vested Table” and “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

Severance Benefits.

The NEOs are covered by arrangements which specify payments in the event the executive’s employment is terminated. These severance benefits are competitive with the compensation peer group and general industry practices. The Kellogg Company Severance Benefit Plan and the Change in Control Policy have been established primarily to attract and retain talented and experienced executives and further motivate them to contribute to our short- and long-term success for the benefit of our Shareowners, particularly during uncertain times.

The Kellogg Company Severance Benefit Plan provides market-based severance benefits to employees who are terminated by Kellogg under certain circumstances. Kellogg benefits from this program in a variety of ways, including the fact that Kellogg has the right to receive a general release, non-compete, non-solicitation and non-disparagement provisions from separated employees in exchange for the benefits provided under the program.

The Change in Control Policy provides market-based benefits to executives in connection with a change in control in the event an executive is terminated without cause or the executive terminates employment for “good reason.” The Change in Control Policy protects Shareowner interests by enhancing employee focus during rumored or actual change in control activity by providing incentives to remain with Kellogg despite uncertainties while a transaction is under consideration or pending.

If the employment of an executive (including the NEOs) is terminated without cause, he or she will be entitled to receive benefits under the Kellogg Company Severance Benefit Plan. Benefits under the Severance Benefit Plan are not available if an executive is terminated for cause.

In the event we terminate the “at-will” employment of an NEO for reasons other than cause, he would receive severance-related benefits under the Kellogg Company Severance Benefit Plan. The plan is designed to apply in situations where Kellogg terminates employment for reasons such as (1) individual and company performance; (2) a reduction in work force; (3) the closing, sale or relocation of a Kellogg facility; (4) elimination of a position; or (5) other reasons approved by the Kellogg ERISA Administrative Committee. Under the plan:

•	The executive is entitled to receive cash compensation equal to two times base salary and two times target annual incentive award, paid in installments over a two-year severance period.

•	Kellogg has the discretion to pay the executive an annual incentive award for the current year at the actual payout level, prorated as of the date of termination.

•

Previously-granted stock option and restricted stock awards continue to vest during the two-year severance period. All awards not vested or earned after the two-year period are forfeited. EPP awards do not vest under the terms of the severance plan unless the executive is eligible to retire at the time of his termination.

•

The executive is entitled to continue to participate in certain welfare and insurance benefits during the two-year severance period. However, executives do not earn any additional service credit during the severance period and severance payments are not included in pensionable earnings.

•	The executive is entitled to receive outplacement assistance for 12 months following termination.

Severance-related benefits are provided only if the executive executes a separation agreement prepared by Kellogg, which may include a general release, non-compete, non-solicitation, non-disparagement and confidentiality provisions.

The following table presents the estimated separation benefits which we would have been required to pay to each NEO if his employment had been terminated as of January 3, 2015.

	Severance Pay
	Cash Compensation				Vesting of Unvested			Benefits		Other	Total
	Two Times Base Salary ($)	Two Times Target Annual Incentives ($)		2014 Annual Incentive ($)	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock/ Restricted Stock Units ($)(1)	Health and Welfare Benefits ($)(3)	Change to Retirement Benefits ($)(4)	Outplace- ment ($)	($)
John Bryant	2,400,000	3,600,000		1,386,000	3,877,780	792,963	—	100,000	(2,234,000)	14,000	9,936,743

Paul Norman	1,447,400	1,447,400		557,200	1,010,639	240,639	—	100,000	(4,252,000)	14,000	565,278

Ron Dissinger	1,339,000	1,339,000		515,500	1,063,795	718,741	687,540	100,000	(351,000)	14,000	5,426,576

Alistair Hirst	1,072,000	—	(5)	510,300	536,235	343,122	—	100,000	—	14,000	2,575,657

Gary Pilnick	1,323,400	1,191,000		458,500	714,322	167,301	—	100,000	(820,000)	14,000	3,148,523

(1)	Represents the intrinsic value of unvested stock options, restricted stock units and restricted stock as of January 3, 2015 that would vest in connection with a termination, based on a stock price of $65.48. For Mr. Dissinger, all of his outstanding stock options and his restricted stock unit grant would vest at the end of his severance period because he is retirement eligible. For Mr. Hirst, all of his outstanding stock options would vest at the end of his severance period because he is retirement eligible, but his restricted stock unit grant would be forfeited based on the terms and conditions of his award.

(2)	Represents the value based on the actual number of shares paid out under the 2012-2014 EPP, which would be payable at our discretion, and a stock price of $65.48. For Mr. Dissinger and Mr. Hirst, who are retirement-eligible, includes the value based on the target number of shares under the 2013-2015 EPP and 2014-2016 EPP pro-rated for time worked during the performance period, in each case at a stock price of $65.48. Since our other NEOs are not retirement-eligible as of January 3, 2015, their 2013-2015 EPP and 2014-2016 EPP awards would be forfeited.

(3)	Represents the estimated costs to Kellogg of continued participation in medical, dental and life insurance benefits during the severance period.

(4)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2015 for each NEO associated with terminating an NEO’s employment without cause. The estimated actuarial present value of retirement benefit accrued through January 3, 2015 appears in the Pension Benefits Table on page 50 of this proxy statement. For each NEO, changes to retirement benefits upon severance vary depending on age, service and pension formula at the time of termination. For each NEO (other than Mr. Hirst), the change to his retirement benefit is negative because, based on his age, service and pension formula, his pension benefit upon severance does not include early retirement subsidies that are assumed to be earned under the pension benefit calculated in the Pension Benefit Table.

(5)	Mr. Hirst became a senior executive after the Compensation Committee updated the Kellogg Company Severance Plan to, among other things, change the calculation of the cash severance amount for future participants. As a result, Mr. Hirst would not be eligible to receive the payment equal to two times the target annual incentive award.

Retirement, Disability and Death

Retirement.    In the event of retirement, an executive is entitled to receive (1) the benefits payable under our retirement plans and (2) accelerated vesting of unvested stock options (depending on the terms and conditions of the award), continued vesting of his or her awards under our outstanding EPP plans (the amount of which will be based on our actual performance during the relevant periods and paid after the end of the performance periods) and continued vesting of his or her restricted stock units (depending on the terms and conditions of the award). EPP payouts are prorated as of the date of retirement. In addition, we have the discretion to pay an executive the actual annual incentive award for the current year, prorated as of the date of retirement.

The following table presents the estimated benefits payable, based on retirement as of January 3, 2015, to those NEOs who were retirement-eligible as of January 3, 2015, assuming they retired on that date. In addition to the benefits shown in this table, the NEOs would be entitled to their vested benefits under our retirement plans, which are described in the section of this proxy statement called “Retirement and Non-Qualified Defined Contribution and Deferred Compensation Plans.”

	Additional Benefits Upon Retirement(1)
	Cash Compensation		Vesting of Unvested Equity Awards			Total
	Base Salary ($)(2)	2014 Annual Incentive ($)(3)	Stock Options ($)(4)	EPP Awards ($)(5)	Restricted Stock/Restricted Stock Units ($)	($)
Ron Dissinger	—	515,500	1,063,795	718,741	687,540	2,985,576
Alistair Hirst	—	510,300	536,235	343,122	—	1,389,657

(1)	Information regarding Mr. Bryant, Mr. Norman and Mr. Pilnick is not presented in this table because these individuals were not retirement-eligible as of January 3, 2015.

(2)	Payable through retirement date only.

(3)	Payable at our discretion.

(4)	Represents the intrinsic value of unvested stock options as of January 3, 2015, based on a stock price of $65.48.

(5)	Valued based on the actual number of shares paid out under the 2012-2014 EPP and the prorated target number of shares under the 2013-2015 EPP and 2014-2016 EPP and, in each case, a stock price of $65.48.

Death or Disability.    In the event of an NEO’s death, his beneficiary would receive payouts under Kellogg-funded life insurance policies and our Executive Survivor Income Plan. However, the deceased NEO’s retirement benefits would be converted to a joint survivor annuity, resulting in a decrease in the cost of these benefits. In the event of an NEO’s disability, the executive would receive disability benefits starting six months following the onset of the disability with no reductions or penalty for early retirement.

The following table presents the estimated benefits payable upon death or disability as of January 3, 2015.

	Additional Benefits Upon Death or Disability
	Annual Incentive and Accelerated Vesting(1)	Adjustments Due to Death			Adjustments Due to Disability
	Total ($)	Life Insurance and Executive Survivor Income Plan Benefits ($)(2)	Change to Retirement Benefits ($)(3)	Total for Death ($)	Change to Retirement Benefits ($)(4)	Total for Disability ($)
John Bryant	10,928,880	10,800,000	(2,675,000)	19,053,880	(2,234,000)	8,694,880
Paul Norman	3,963,184	5,543,000	(4,858,000)	4,648,184	(4,252,000)	(288,816)
Ron Dissinger	3,655,076	5,021,000	(3,430,000)	5,246,076	(351,000)	3,304,076
Alistair Hirst	2,800,273	3,779,000	(3,137,000)	3,442,273	—	2,800,273
Gary Pilnick	3,184,508	4,765,000	(961,000)	6,988,508	(820,000)	2,364,508

(1)	Represents the aggregate value of the 2014 AIP, the intrinsic value of unvested stock options (which would vest upon death or disability), the value of outstanding “target” EPP awards (which would continue to vest following death or disability, be payable based on our actual performance during the relevant periods and be paid following the end of the performance periods prorated for time worked during the performance period) and the value of restricted stock (which would continue to vest following death or disability), in each case, based on a stock price of $65.48.

(2)	Payment of death benefits for company-paid life insurance and Executive Survivor Income Plan.

(3)	Represents the incremental value of retiree medical and the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2015 for each NEO associated with an NEOs retirement benefits being converted to a survivor annuity upon his death. The estimated actuarial present value of retirement benefit accrued through January 3, 2015 appears in the Pension Benefits Table on page 50 of this proxy statement. The Change to Retirement Benefits is negative because the benefits provided upon death do not include early retirement subsidies otherwise included in the estimate of retirement benefits. Also, the survivor annuity upon death is reduced to less than 50% of the benefit provided upon early or normal retirement.

(4)	For each NEO (other than Mr. Hirst), the Change to Retirement Benefits is negative because the disability retirement payments begin at a later age (age 65) than early retirement benefits (age first eligible to receive an unreduced pension). The estimated actuarial present value of retirement benefit accrued through January 3, 2015 appears in the Pension Benefits Table on page 50 of this proxy statement.

Potential Change in Control Payments.    We have arrangements with each of our current NEOs that provide for benefits that are only payable if a “change in control” occurs. In 2014, as part of its periodic review, the Compensation Committee reviewed the Company’s Change of Control Severance Policy (Policy) applicable to our NEOs and determined that certain changes were appropriate in light of evolving market practices. As set forth in more detail below, the Policy was changed to eliminate the excise tax gross-ups, simplify and reduce the potential amounts payable following a change in control, and add restrictive covenants and a release of claims as a condition to receiving payment under the Policy. At the same time, Mr. Bryant’s change in control severance agreement was updated in a manner consistent with the changes made in the updated Policy.

Our 2009 Long-Term Incentive Plan and 2013 Long-Term Incentive Plan specify the treatment of outstanding, unvested equity awards granted under each respective plan to employees, including the NEOs, upon the occurrence of a change of control (regardless of whether employment terminates). The severance and other benefits payable to NEOs are due only if (1) there is a change in control and (2) we terminate an NEO’s employment unrelated to cause, or if an NEO terminates his employment for good reason within two years following a change in control, commonly referred to as a “Double Trigger.” Good reason includes a material diminution of position, decrease in salary or target annual incentive percentage or meaningful change in location.

A “change in control” is defined in the agreements to include a change in a majority of the Board, consummation of certain mergers, the sale of all or substantially all of our assets and Shareowner approval of a complete liquidation or dissolution. The “change in control” definition also includes an acquisition by a party of 20% or 30% of Kellogg common stock, depending on the post-acquisition ownership of the Kellogg Foundation and Gund family trusts (the “Trusts”). The applicable percentage is 20% or more if the Trusts do not collectively own more than 35% of the common stock. The applicable percentage is 30% or more if the Trusts collectively own more than 35% of the common stock.

The change-in-control related severance payments consist of the following:

Payments Triggered Upon a Change in Control.    EPP awards and stock options will retain their original vesting schedules and will not automatically vest upon a change in control (and only vest if there is no assumption, continuation or substitution of the outstanding awards with substitute awards that are, in the judgment of the Compensation Committee, of equivalent value). Restricted stock awards become immediately exercisable and payable upon the occurrence of a change in control.

The following table shows the value of unvested equity awards as of January 3, 2015 for each executive listed below upon a change in control.

	Vesting of Unvested Equity Awards
	Stock Options ($)(1)	EPP Awards ($)(2)	Restricted Stock/Restricted Stock Units ($)(3)	Total ($)
John Bryant	4,521,749	8,283,220	—	12,804,969
Paul Norman	1,166,429	1,761,412	739,924	3,667,765
Ron Dissinger	1,063,795	1,597,712	687,540	3,349,047
Alistair Hirst	536,235	766,116	874,616	2,176,967
Gary Pilnick	833,651	1,250,668	687,540	2,771,859

(1)	Represents the intrinsic value of unvested stock options as of January 3, 2015, based on a stock price of $65.48.

(2)	Valued based on the actual number of shares paid out under the 2012-2014 EPP and the “target” number of shares under the 2013-2015 EPP and the 2014-2016 EPP and, in each case, a stock price of $65.48.

(3)	Represents the value of unvested restricted stock and restricted stock units as of January 3, 2015, based on a stock price of $65.48.

Payments Triggered Upon a Termination Following a Change in Control.    Cash severance is payable in the amount of two times the current annual salary plus two times the current target annual incentive award. In addition, executives are entitled to receive the annual incentive award for the current year at the target award, prorated as of the date of termination. This amount is payable as a lump sum within 90 days after termination.

Additional retirement benefits would equal the actuarial equivalent of the benefit the executive would have received for two years of additional participation under our retirement plans. The executive will continue to participate in health and welfare benefit plans for a two-year period following termination, and will also receive outplacement assistance.

As noted above, effective December 5, 2014, the Board updated the Change of Control Policy in light of evolving market practices to, among other things, eliminate the excise tax gross-up, simplify and reduce the potential amounts payable following a change in control, and add restrictive covenants and a release of claims as a condition to receiving payment under the Policy.

The following table assumes that each NEO is terminated after a change in control for reasons other than cause, retirement, disability or death. The unvested equity awards that vested upon the change in control, shown in the table immediately above, are also shown in the column “Vesting of Unvested Equity.” These values are estimated as of January 3, 2015.

	Cash Compensation			Benefits			Other	Subtotal			Estimated Payments Following CIC
	Two Times Base Salary ($)	Two Times Annual Incentive ($)(1)	Annual Incentive Payment ($)	Health and Welfare Benefits ($)	Change to Retirement Benefits ($)(2)	Other Benefits and Perquisites ($)(3)	Outplacement ($)	If Termination Occurs($)	Vesting of Unvested Equity ($)	Pay Reduction ($)(4)	Total If Termination Occurs ($)
John Bryant	2,400,000	3,600,000	1,800,000	100,000	(957,000)	50,000	14,000	7,007,000	12,804,969	(4,396,026)	15,415,943
Paul Norman	1,447,400	1,447,400	723,700	100,000	(3,462,000)	50,000	14,000	320,500	3,667,765	—	3,988,265
Ron Dissinger	1,339,000	1,339,000	669,500	100,000	1,380,000	50,000	14,000	4,891,500	3,349,047	—	8,240,547
Alistair Hirst	1,072,000	911,200	455,600	100,000	1,134,000	50,000	14,000	3,736,800	2,176,967	—	5,913,767
Gary Pilnick	1,323,400	1,191,000	595,500	100,000	(318,000)	50,000	14,000	2,955,900	2,771,859	—	5,727,759

(1)	Represents two times the target annual incentives award for 2014.

(2)	Represents the increase (decrease) to the estimated actuarial present value of retirement benefit accrued through January 3, 2015 for each NEO associated with terminating an NEO’s employment without cause following a change in control. The estimated actuarial present value of retirement benefit accrued through January 3, 2015 appears in the Pension Benefits Table on page 50 of this proxy statement. For each NEO, changes to retirement benefits upon change in control vary depending on age, service and pension formula at the time of termination. For certain NEOs, the change to the retirement benefit is negative because, based on age, service and pension formula, the pension benefit upon change in control does not include early retirement benefits that are included in the value used on the Pension Benefits Table. For NEOs, change in control pension benefits are also increased because of the additional two years of service provided by change in control.

(3)	Consists of Kellogg-paid death benefit, financial planning and physical exams.

(4)	In December 2014, the Compensation Committee updated the Change of Control Severance Policy and arrangements with our NEOs to, among other things, eliminate the excise tax gross-ups. Under the current arrangements, if an NEO becomes entitled to separation benefits following a change in control and subsequent impact on the executive’s employment, and such separation benefits would be subject to the excise tax under Section 4999 of the Internal Revenue Code, then the separation benefits will be reduced by $1.00 less than the amount which would trigger the excise tax if such reduction would result in the NEO receiving an equal or greater after-tax benefit than the NEO would have received if the full separation benefits were paid. Represents the estimated amount of pay reduction to put the NEO in this position. The estimated values in this column were developed based on the provisions of Section 280G and 4999 of the Internal Revenue Code. The actual amount, if any, of the pay reduction will depend upon the executive’s pay, terms of a change in control transaction and the subsequent impact of the executive’s employment.

RELATED PERSON TRANSACTIONS

Policy For Evaluating Related Person Transactions.    The Board has adopted a written policy relating to the Nominating and Governance Committee’s review and approval of transactions with related persons that are required to be disclosed in proxy statements by SEC regulations, which are commonly referred to as “Related Person Transactions.” A “related person” is defined under the applicable SEC regulation and includes our Directors, executive officers and 5% or more beneficial owners of our common stock. The Corporate Secretary administers procedures adopted by the Board with respect to related person transactions and the Nominating and Governance Committee reviews and approves all such transactions. At times, it may be advisable to initiate a transaction before the Nominating and Governance Committee has evaluated it or a transaction may begin before discovery of a related person’s participation. In such instances, management consults with the Chair of the Nominating and Governance Committee to determine the appropriate course of action. Approval of a related person transaction requires the affirmative vote of the majority of disinterested Directors on the Nominating and Governance Committee. In approving any related person transaction, the Nominating and Governance Committee must determine that the transaction is fair and reasonable to Kellogg. The Nominating and Governance Committee periodically reports on its activities to the Board. The written policy relating to the Nominating and Governance Committee’s review and approval of related person transactions is available on our website under the “Investor Relations” tab, at the “Corporate Governance” link.

The related person transaction, if any, referred to under the heading “Related Person Transactions” below was approved by the disinterested members of the Board of Directors.

Related Person Transactions.    There were no related person transactions in 2014 that require reporting under the SEC disclosure rules.

PROPOSAL 2 — ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

Our Shareowners may vote, on an advisory (non-binding) basis, for a resolution to approve the compensation of our NEOs as disclosed in this proxy statement. At our 2011 Annual Meeting, a majority of Shareowners voted, consistent with the recommendation of Kellogg’s Board of Directors, to hold a shareowner advisory vote on a resolution to approve the compensation of Kellogg’s named executive officers annually, until the next required vote on the frequency of shareowner votes on the compensation of Kellogg’s named executive officers as required pursuant to Section 14(A) of the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The Board of Directors believes that the annual advisory votes on a resolution to approve executive compensation allow our Shareowners to provide us with their direct input on our compensation philosophy, policies and practices as disclosed in the proxy statement every year, and is consistent with our policy of seeking input from, and engaging in discussions with, our Shareowners on corporate governance matters and our executive compensation philosophy, policies and practices.

This executive summary highlights core principles of our compensation program and the approach followed by the Compensation Committee.

Core Principles.    We operate in a robust and challenging industry, where competitive compensation is important. We believe that our executive compensation program for our NEOs should be designed to (a) provide a competitive level of total compensation necessary to attract and retain talented and experienced executives; (b) appropriately motivate them to contribute to our short- and long-term success; and (c) help drive long-term total return for our Shareowners. Accordingly, the Core Principles that underpin our executive compensation program include Pay for Performance, Shareowner Alignment, Values-Based and Mitigating Risk. A detailed description of these principles is included in this Compensation Discussion and Analysis, and the following is a brief overview of each.

Pay for Performance.    Our compensation program is designed to have a significant portion of an NEO’s actual compensation linked to Kellogg’s actual performance. We accomplish this by utilizing “performance-based” pay programs like our annual incentive, three-year executive performance and stock option plans, and by limiting perquisites.

Shareowner Alignment.     We align the interest of our NEOs with Shareowners by encouraging our NEOs to have a meaningful personal financial stake in Kellogg. We gain this alignment by maintaining stock ownership guidelines, having a significant portion of an NEO’s target compensation stock-based, and using compensation plan goals that are tied to key financial metrics of Kellogg. In addition, our Compensation Committee reviews ‘total shareowner return’ as a key financial metric when reviewing performance to verify our pay for performance connection.

Values-Based.    Our NEOs are evaluated on the behaviors they exhibit as they drive results. The compensation program links the “what” each NEO contributes as well as “how” an NEO makes those contributions.

Mitigating Risk.    Our compensation program is designed to mitigate risks relating to our business. The program accomplishes this by balancing short-term and rolling three-year incentives, which uses various financial metrics to ensure the business grows in a balanced manner. In addition, we use clawback provisions to mitigate risk by creating appropriate remedies under certain circumstances.

Compensation Approach.    The approach utilized by the Compensation Committee is a key feature that ensures that actual compensation and plan design are consistent with the Core Principles. Our compensation approach is a multi-step process based on (a) independent decision-making, (b) utilizing peer group data to appropriately target compensation levels, (c) targeting compensation at the 50th percentile of the peer group, (d) following a consistent, rigorous target setting process, and (e) utilizing verification tools to ensure appropriate decisions are being made.

Overview.    Recently, the Compensation Committee took the following actions:

•

Annual Incentive Plan (AIP) Corporate Payouts (Pay for Performance). Based on Kellogg’s corporate targets, established when the plan was adopted, and the actual 2014 performance, the Compensation Committee determined that a payout of 77% of the 2014 AIP target would be made to our NEOs for 2014 corporate performance (before taking individual performance into consideration). The Committee determined that, after considering a variety of factors, this below target payout would be consistent with the performance of the Company.

•

2012-2014 Executive Performance Plan (EPP) Payouts (Pay for Performance). The Compensation Committee, exercising its discretion, determined that a payout of 35% of the 2012-2014 EPP target would be made to our NEOs for the 2012-2014 corporate performance. The Committee determined that, after considering a variety of factors, the below target payout would be consistent with the performance of the Company.

•

Advisory Resolution to Approve Executive Compensation (Shareowner Alignment). When setting compensation, and in determining compensation policies and practices, the Compensation Committee took into account the results of the 2014 Shareowner advisory resolution to approve executive compensation. At the 2014 Annual Shareowners’ Meeting, approximately 96% of votes cast approved Kellogg’s compensation program for our NEOs. In addition, during the course of 2014, we continued the practice of engaging with our large Shareowners about various corporate governance topics including executive compensation. The Compensation Committee took the strong results of the advisory resolution and feedback from the Shareowner outreach into account by continuing to emphasize the Core Principles underlying Kellogg’s executive compensation program.

•

Updated Change of Control Severance Policy (Compensation Approach). In 2014, as part of its periodic review, the Compensation Committee reviewed the Company’s Change of Control Severance Policy and arrangements applicable to our NEOs and compared the arrangements to market practice. Based on that analysis, the Committee determined that certain changes were appropriate in light of evolving market practices. The arrangements were changed to eliminate the excise tax gross-ups, simplify and reduce the potential amounts payable following a change of control, and add restrictive covenants and a release of claims as a condition to receiving payment under the Policy.

•

Long-term Incentives Mix (Pay for Performance). For 2015 compensation to our NEOs, the Compensation Committee determined that an adjustment to the long-term incentives mix was appropriate from approximately 70% options and approximately 30% EPP to approximately 50% options and approximately 50% EPP, increasing the ratio of NEO pay that is performance-based with specific performance metrics. This change will reduce the Company’s share utilization rates.

•

2015-2017 EPP Metrics (Shareowner Alignment). For the 2015-2017 EPP, the Compensation Committee changed the EPP metrics from comparable net sales and comparable operating profit to cash flow and relative total shareowner return, to further strengthen the ongoing and continued link between the interests of NEOs and Shareowners.

•

Compensation Risk Assessment (Mitigating Risk). In 2014, the Compensation Committee reviewed compensation design features considered to encourage excessive risk taking and Kellogg’s approach to those features. As a result of this review, and together with input from the independent compensation consultant, the Compensation Committee determined that the risks arising from Kellogg’s compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Kellogg.

•

Independent Compensation Consultant (Compensation Approach). The Compensation Committee engaged Cook & Co. as its independent compensation consultant in 2014. Kellogg’s policy requires that the compensation consultant not provide any consulting or other services to Kellogg or its executive officers other than the work performed on behalf of the Compensation Committee or the Board.

For the reasons discussed above, we are asking our Shareowners to indicate their support for our NEO compensation as described in this proxy statement by voting “FOR” the following resolution. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement.

“RESOLVED, that Kellogg Company’s Shareowners approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Kellogg Company’s Proxy Statement for the 2015 Annual Meeting of Shareowners pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

This resolution is advisory, and therefore not binding on Kellogg, the Board or the Compensation Committee. The Board and the Compensation Committee value the opinions of Kellogg’s Shareowners and, to the extent there is any significant vote against the NEO compensation as disclosed in the proxy statement, we will consider such Shareowners’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

PROPOSAL 3 — RATIFICATION OF PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP has been appointed by the Audit Committee, which is composed entirely of independent Directors, to be the independent registered public accounting firm for us for fiscal year 2015. PricewaterhouseCoopers LLP was our independent registered public accounting firm for fiscal year 2014. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting and to have an opportunity to make a statement if they desire to do so. The PricewaterhouseCoopers LLP representative is also expected to be available to respond to appropriate questions at the meeting.

If the Shareowners fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider its appointment.

THE BOARD RECOMMENDS A VOTE “FOR” RATIFICATION OF APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS KELLOGG’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Fees Paid to Independent Registered Public Accounting Firm.

Audit Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for the audit of our consolidated financial statements, statutory audits and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q was approximately $7.3 million in 2014 and $6.9 million in 2013.

Audit-Related Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for assistance and related services reasonably related to the performance of the audit of our consolidated financial statements and for reviews of our financial statements included in our Quarterly Reports on Form 10-Q, which were not included in “Audit Fees” above was approximately $0.7 million in 2014 and $0.7 million in 2013. This assistance and related services generally consisted of consultation on the accounting or disclosure treatment of transactions or events and employee benefit plan audits.

Tax Fees.    The aggregate amount of fees billed to Kellogg by PricewaterhouseCoopers LLP for professional services rendered for tax compliance, tax advice, and tax planning was approximately $2.2 million in 2014 and $1.4 million in 2013. These tax compliance, tax advice and tax planning services generally consisted of U.S., federal, state, local and international tax planning, compliance and advice, with approximately $1.0 million being spent for tax compliance in 2014 and approximately $0.6 million being for tax compliance in 2013.

All Other Fees.    The aggregate amount of all other fees billed to Kellogg by PricewaterhouseCoopers LLP for services rendered, and which were not included in “Audit Fees,” “Audit-Related Fees,” or “Tax Fees” above, was $0 in both 2014 and 2013.

Preapproval Policies and Procedures.

The Charter of the Audit Committee and policies and procedures adopted by the Audit Committee provide that the Audit Committee shall pre-approve all audit, internal control-related and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent registered public accounting firm (and their affiliates) and shall disclose such services in our SEC filings to the extent required. Under the policies and procedures adopted by the Audit Committee, the Audit Committee pre-approves detailed and specifically described categories of services which are expected to be conducted over the subsequent twelve months or a longer specified period, except for the services and engagements which the Chairman has been authorized to pre-approve or approve. The Chairman of the Audit Committee has been delegated the authority to pre-approve or approve up to $500,000 of such engagements and services, but shall report such approvals at the next full Audit Committee meeting. Such policies and procedures do not include delegation of the Audit Committee’s responsibilities to Kellogg management.

All of the services described above for 2014 and 2013 were pre-approved by the Audit Committee and/or the Committee Chairman before PricewaterhouseCoopers LLP was engaged to render the services.

Audit Committee Report.

The Audit Committee oversees our financial reporting process on behalf of the Board. The Committee is composed of five independent directors (as defined by the New York Stock Exchange Listing Standards), met five times in 2014 and operates under a written charter last amended by the Board in February 2015, which is posted on our website at http://investor.kelloggs.com/governance.cfm. As provided in the Charter, the Committee’s oversight responsibilities include monitoring the integrity of our financial statements (including reviewing financial information, the systems of internal controls, the audit process, the Enterprise Risk Management process, and the independence and performance of our internal audit function and independent registered public accounting firm) and our compliance with legal and regulatory requirements. However, management has the primary responsibility for the financial statements and the reporting process, including our systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements to be included in the 2014 Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of our financial reporting and controls.

The Committee reviewed with the independent registered public accounting firm, PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our financial reporting, internal control and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16 — Communications with Audit Committees.

The Committee has discussed with the independent registered public accounting firm their independence from Kellogg and its management, including matters in the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, “Communication with Audit Committees Concerning Independence.” The Committee also has considered whether the provision by the independent registered public accounting firm of non-audit professional services is compatible with maintaining their independence.

The Committee also discussed with our internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Committee also meets privately with the independent registered public accounting firm, General Counsel, Corporate Controller and Vice President of Internal Audit at each in-person meeting.

In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 3, 2015, for filing with the SEC. The Committee also reappointed our independent registered public accounting firm for our 2015 fiscal year.

AUDIT COMMITTEE

Rogelio Rebolledo, Chair

John Dillon

Zachary Gund

Don Knauss

Mary Laschinger

PROPOSAL 4 — SHAREOWNER PROPOSAL TO ADOPT SIMPLE MAJORITY VOTE

We expect the following proposal (Proposal 4 on the proxy card and voting instruction card) to be presented by a Shareowner at the annual meeting. Names, addresses and share holdings of the Shareowner proponent and, where applicable, of co-filers, will be supplied promptly upon oral or written request.

Resolution Proposed by Shareowner:

Proposal 4 — Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. If necessary this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School. Supermajority requirements are arguably most often used to block initiatives supported by most Shareowners but opposed by a status quo management.

This proposal topic won greater than majority support from independent Kellogg shareholders at our 2014 annual meeting and also at our 2011 and 2012 annual meetings. The W.K. Kellogg Foundation Trust owned 20% of our stock.

This proposal topic also won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included Ray T. Chevedden and William Steiner. Currently a 1%-minority can frustrate the will of our 66%-shareholder majority.

Please vote to protect shareholder value:

Simple Majority Vote — Proposal 4

Our Response — Statement in Opposition to Proposal:

The Board has carefully considered the above proposal, and believes that it is not in the best interest of the Shareowners. Consequently, the Board recommends that the Shareowners vote against the proposal for the following reasons:

Voting Requirements.    The Board believes that the supermajority voting standards under Kellogg’s Amended Restated Certificate of Incorporation and Bylaws (collectively, governance documents) are appropriate and necessary. Under Kellogg’s existing governance documents, a simple majority vote requirement already applies to most matters submitted for Shareowner approval. Our governance documents require the affirmative vote of not less than two-thirds of the outstanding shares entitled to vote for a few, but important, matters of corporate structure and governance, which are as follows: (i) an alteration, amendment or repeal, or any new provision, inconsistent with certain provisions of the existing governance documents; (ii) Kellogg’s merger or consolidation with or into another entity; (iii) the sale, lease, exchange or other disposition of all or substantially all of Kellogg’s assets; (iv) the liquidation or dissolution of Kellogg; or (v) the removal of directors for cause. The Board believes that in these limited circumstances the higher voting requirements are more representative of all Shareowners for a variety of reasons, the most relevant of which are described below.

Broad Consensus of All Shareowners.    Delaware law permits supermajority voting requirements and a number of publicly-traded companies have adopted these provisions to preserve and maximize long-term value for all Shareowners. Because these provisions give holders of less than a majority of the outstanding shares the ability to defeat a proposed extraordinary transaction or fundamental change, they generally have the effect of giving minority shareowners a greater voice in corporate structure and governance. The Board strongly believes that extraordinary transactions and fundamental changes to corporate governance should have the support of a broad consensus of Kellogg’s Shareowners rather than a simple majority. Our governing documents were intentionally created to include a supermajority vote standard that would apply to the areas described above because of their importance to Kellogg. The Board also believes that the supermajority vote requirements protect Shareowners, particularly minority shareowners, against the potentially self-interested actions of short-term investors. Without these provisions, it would be possible for a group of short-term Shareowners to approve an extraordinary transaction that is not in the best interest of Kellogg and opposed by nearly half of Kellogg’s Shareowners.

Fiduciary Duty.    The Board is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. Shareowners, on the other hand, do not have the same fiduciary duty as the Directors. As a result, a group of short-term Shareowners may act in their own self-interests to the detriment of other Shareowners. Accordingly, the supermajority voting standards are necessary to safeguard the long-term interests of Kellogg and its Shareowners.

Protection Against Certain Takeovers.    The supermajority voting provisions further protect Kellogg’s Shareowners by encouraging persons or firms making unsolicited takeover bids to negotiate directly with the Board. As noted above, the Board has a fiduciary duty under the law to act in a manner that it believes to be in the best interests of Kellogg and its Shareowners. In addition, more than 75% of Kellogg’s Board members are ‘independent’ under the standards adopted by the New York Stock Exchange. Supermajority voting requirements encourage potential acquirers to deal directly with the Board, which in turn enhances the Board’s ability to consider the long-term interests of all Shareowners. Kellogg believes that its independent Board is in the best position to evaluate proposed offers, to consider alternatives, and to protect Shareowners against abusive tactics during a takeover process, and as appropriate, to negotiate the best possible return for all Shareowners. Elimination of these supermajority provisions would make it more difficult for Kellogg’s independent, Shareowner-elected Board to preserve and maximize value for all Shareowners in the event of an unsolicited takeover bid.

Corporate Governance Practices.    Kellogg’s Nominating and Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board. As discussed in this Proxy Statement, the Board operates under corporate governance principles and practices that are designed to maximize long-term Shareowner value, align the interests of the Board and management with those of our Shareowners, and promote high ethical conduct among our Directors and employees. Additionally, Kellogg’s governance policies and practices fully comply with all corporate governance standards of the NYSE and SEC. The Board believes that implementation of this proposal would adversely impact Kellogg’s carefully considered corporate governance practices and, therefore, is not needed or advisable, or in the best interests of Kellogg and its Shareowners.

Effect of Proposal.    It is important to note that Shareowner approval of this proposal would not in itself remove the supermajority vote standards. Under the governance documents, to change the supermajority standards, the Board must first authorize amendments to Kellogg’s governance documents. Shareowners would then have to approve each of those amendments with an affirmative vote of not less than two-thirds of the outstanding shares of Kellogg entitled to vote generally.

Board Recommendation.    After careful consideration of this proposal, the Board has determined that retention of the supermajority voting requirements remains in the long-term best interests of Kellogg and its Shareowners. The Board believes that the substantial benefits of a supermajority voting requirement do not come at the expense of prudent corporate governance. To the contrary, the voting requirement is designed to protect the interests of all Shareowners.

FOR THESE REASONS, THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THE PROPOSAL.

MISCELLANEOUS

Shareowner Proposals for the 2016 Annual Meeting.    Shareowner proposals submitted for inclusion in our proxy statement for the 2016 Annual Meeting of Shareowners must be received by us no later than November 6, 2015. Other Shareowner proposals to be submitted from the floor must be received by us not earlier than November 6, 2015 and not later than December 6, 2015, and must meet certain other requirements specified in our bylaws.

Annual Report on Form 10-K; No Incorporation by Reference.    Upon written request, we will provide any Shareowner, without charge, a copy of our Annual Report on Form 10-K for 2014 filed with the SEC, including the financial statements and schedules, but without exhibits. Direct requests to Kellogg Company Consumer Affairs, P.O. Box CAMB, Battle Creek, Michigan 49016 (phone: (800) 961-1413), the Investor Relations Department, Kellogg Company, P.O. Box 3599, Battle Creek, MI 49016-3599 (phone: (269) 961-2800), or investor.relations@kellogg.com. You may also obtain this document and certain other of our SEC filings through the Internet at www.sec.gov or under “Investor Relations” at www.kelloggcompany.com, the Kellogg website.

Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report,” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC.

By Order of the Board of Directors,

Gary Pilnick

Senior Vice President, General Counsel, Corporate Development and Secretary

March 5, 2015

KELLOGG COMPANY, BATTLE CREEK, MICHIGAN 49017-3534

POST OFFICE BOX 3599 ONE KELLOGG SQUARE BATTLE CREEK, MI 49016-3599

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Kellogg Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kellogg Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHAREHOLDER MEETING REGISTRATION:

To vote and/or attend the meeting, go to “shareholder meeting registration” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M83044-P58857-Z64673                    KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KELLOGG COMPANY		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR each of the nominees for director in Proposal 1.		All	All	Except
Vote on Directors		☐	☐	☐
1. Election of Directors (term expires 2018)
Nominees:
01) Benjamin Carson	04) Jim Jenness
02) John Dillon	05) Don Knauss
03) Zachary Gund

The Board of Directors recommends a vote FOR Proposals 2 and 3.						For	Against	Abstain

2. Advisory resolution to approve executive compensation.						☐	☐	☐

3. Ratification of the appointment of PricewaterhouseCoopers LLP as Kellogg’s independent registered public accounting firm for fiscal year 2015.						☐	☐	☐

The Board of Directors recommends a vote AGAINST Proposal 4.

4. Shareowner proposal, if properly presented at the meeting, to adopt simple majority vote.						☐	☐	☐

NOTE: The undersigned also authorizes the named proxies to vote in their discretion upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name and title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

KELLOGG COMPANY

ADMISSION TICKET

(not transferable)

You are cordially invited to attend the 2015 Annual Meeting of Shareowners of Kellogg Company to be held on Friday, April 24, 2015 at 1:00 p.m. (Eastern Time) at the W. K. Kellogg Auditorium, 50 West Van Buren Street, Battle Creek, Michigan.

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareowner(s) listed on the reverse side and is not transferable. If these shares are held in the name of a broker, trust, bank or other nominee, you should bring a proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2015 ANNUAL MEETING OF SHAREOWNERS TO BE HELD ON APRIL 24, 2015: The Notice of the Annual Meeting, the Proxy Statement, and the annual report, including Form 10-K, are available at http://investor.kelloggs.com.

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M83045-P58857-Z64673

KELLOGG COMPANY

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR ANNUAL MEETING OF SHAREOWNERS, APRIL 24, 2015

The undersigned appoints John Bryant and Gordon Gund, or each one of them as shall be in attendance at the meeting, as proxy or proxies, with full power of substitution, to represent the undersigned at the 2015 Annual Meeting of Shareowners of Kellogg Company to be held on April 24, 2015 and at any postponement or adjournment of the meeting, and to vote on behalf of the undersigned as specified on this Proxy the number of shares of common stock of Kellogg Company as the undersigned would be entitled to vote if personally present, upon the matters referred to on the reverse side hereof, and, in their discretion, upon any other business as may properly come before the meeting.

The undersigned acknowledges receipt of the Notice of the 2015 Annual Meeting of Shareowners and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director in proposal 1, “FOR” proposals 2 and 3 and “AGAINST” proposal 4, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

IMPORTANT — This Proxy is continued and must be signed and dated on the reverse side.